UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Ambarella, Inc.

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AMBARELLA, INC.

3101 JAY STREET

SANTA CLARA, CA 95054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 7, 2022

Dear Shareholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Ambarella, Inc., a Cayman Islands company, will be held on Tuesday, June 7, 2022, at 9:00 a.m. Pacific Time at 3101 Jay Street, Santa Clara, CA 95054 for the following purposes:

1.	To elect the three (3) nominees for Class I director named herein to hold office until the 2025 Annual Meeting of Shareholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Ambarella, Inc. for the fiscal year ending January 31, 2023.

3.	To approve, on an advisory basis, executive compensation.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement, which is available at www.edocumentview.com/AMBA. This notice, the Notice of Internet Availability, the Proxy Statement, the 2022 Annual Report, and the form of proxy are being made available to shareholders on or about April 27, 2022. We are providing access to our proxy materials over the Internet under the rules and regulations adopted by the U.S. Securities and Exchange Commission.

The record date for the Annual Meeting is April 14, 2022. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. We are not aware of any other business to come before the Annual Meeting. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. We look forward to your attendance at the Annual Meeting.

Potential Impact of Coronavirus (COVID-19) Pandemic on Annual Meeting

We intend to hold the Annual Meeting in person. However, developments regarding the COVID-19 pandemic may impact our ability to do so. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting, in part, by means of remote communication. We may also need to change the date or the time of the meeting. We will update shareholders through a press release and a filing with the Securities and Exchange Commission in the event of a change to the date, time or location of the Annual Meeting.

It is important that you retain a copy of the control number found on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials, as such number will be required in order for shareholders to gain access to any meeting utilizing remote communication.

By Order of the Board of Directors

Michael Morehead

General Counsel and Secretary

Santa Clara, California

April 27, 2022

You are cordially invited to attend the meeting in person. Your vote is important. Whether or not you expect to attend the meeting, please vote your shares as instructed in the Notice of Internet Availability, which is being mailed to you on April 27, 2022, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

-i-

-ii-

Ambarella, Inc.

3101 Jay Street

Santa Clara, CA 95054

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING VOTING AND SOLICITATION

In connection with the solicitation of proxies by the Board of Directors of Ambarella, Inc., a Cayman Islands company (the “Board”), and pursuant to the rules and regulations adopted by the U.S. Securities and Exchange Commission, we are furnishing our proxy materials to shareholders for use at our 2022 Annual Meeting of Shareholders (the “Annual Meeting”), and any adjournments or postponements thereof. The Annual Meeting will be held on Tuesday, June 7, 2022, at 9:00 a.m. Pacific Time at our offices located at 3101 Jay Street, Santa Clara, CA 95054.

We have mailed the Notice of Internet Availability to all shareholders and beneficial owners of record as of the record date, April 14, 2022. All shareholders will have the ability to access the proxy materials via the Internet, including this Proxy Statement and our 2022 Annual Report to Shareholders for the fiscal year ended January 31, 2022. The Notice of Internet Availability includes information on how to access the proxy materials, how to submit your vote over the Internet or by phone or how to request a paper copy of the proxy materials. This Proxy Statement and our 2022 Annual Report to Shareholders are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA.

We intend to hold the Annual Meeting in person as indicated above. However, developments regarding the COVID-19 pandemic may impact our ability to do so. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting, in part, by means of remote communication. We may also need to change the date or the time of the meeting. We will update shareholders through a press release and a filing with the Securities and Exchange Commission in the event of a change to the date, time or location of the Annual Meeting. It is important that you retain a copy of the control number found on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials, as such number will be required in order for shareholders to gain access to any meeting utilizing remote communication.

References to “the Company,” “Ambarella,” “we,” “us” or “our” throughout this Proxy Statement mean Ambarella, Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Notice of Internet Availability

Instead of mailing a paper copy of our proxy materials, we have provided access to our proxy materials over the Internet, which are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA. In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, the Notice of Internet Availability has been sent to our shareholders of record and beneficial owners as of the record date, April 14, 2022. The Notice of Internet Availability includes information on how to access the proxy materials, how to submit your vote via the Internet and how to request a paper copy of the proxy materials. By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meeting of shareholders on the environment.

Appointment of Proxy Holders

The Board asks you to appoint Feng-Ming (Fermi) Wang and Michael Morehead as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting your shares by proxy, as instructed in the Notice of Internet Availability.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was made available to shareholders and which may be properly presented for action at the Annual Meeting.

Who Can Vote

Only shareholders of record at the close of business on April 14, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 38,080,900 ordinary shares outstanding and entitled to vote. Each holder of ordinary shares is entitled to one vote for each share held as of April 14, 2022. There is no cumulative voting in the election of directors.

Shareholder of Record: Shares Registered in Your Name

If on April 14, 2022, your shares were registered directly in your name with Ambarella’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your shares by proxy over the Internet, by telephone, or by mail as instructed in the Notice of Internet Availability to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 14, 2022, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Proxy Statement is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How You Can Vote

You may either vote “For” the nominees for Class I Director or you may “Withhold” your vote for the nominees. For proposals 2 and 3, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting, vote by proxy over the Internet, by telephone or by mail, as instructed in the Notice of Internet Availability. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 6, 2022 to be counted.

•	To vote through the Internet, go to http://www.envisionreports.com/AMBA to complete an electronic proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 6, 2022 to be counted.

•

To vote using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), simply complete, sign and date the proxy card and return it promptly in the envelope to be provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should receive the Notice of Internet Availability from that organization rather than from Ambarella. Simply follow the voting instructions in the Notice of Internet Availability to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

Matters to be Voted Upon

There are three matters scheduled for a vote at the Annual Meeting:

•	Election of the three (3) directors named as nominees for Class I director in this Proxy Statement to hold office until the 2025 Annual Meeting of Shareholders;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2023; and

•	Approval, on an advisory basis, of executive compensation, as described in this Proxy Statement.

If you are a shareholder of record and you vote via the Internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized to vote your shares will vote:

•	FOR each of the three (3) nominees for Class I director named herein to hold office until the 2025 Annual Meeting of Shareholders;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2023; and

•	FOR the approval, on an advisory basis, of executive compensation, as described in this Proxy Statement.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should follow the voting instructions provided by your broker, bank other agent in order to instruct your broker, bank or other agent how to vote your shares.

Revocation of Proxies

Shareholders of record can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Beneficial owners of shares held in street name must contact their broker, bank or other agent to revoke any prior voting instructions.

Required Vote

Directors are elected by a plurality vote, which means that the three (3) nominees for Class I director receiving the most affirmative votes will be elected. All other matters submitted for shareholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum of shareholders is necessary to hold a valid Annual Meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 38,080,900 shares outstanding and entitled to vote. As a result, shareholders holding at least 19,040,451 shares will need to be present at the meeting in person or represented by proxy to constitute a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) over the Internet, by telephone, by mail or if you attend the Annual Meeting in person. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote “against” such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors) and Proposal 3 (advisory vote on executive compensation) are not considered routine matters, and without your instruction, your broker cannot vote your shares as to those proposals. If your broker returns a proxy but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposal 1 or Proposal 3, broker non-votes will not be counted for the purpose of determining the number of votes cast on such proposals.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count: with respect to the election of directors, “For” and “Withhold” votes and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes, although counted toward the quorum requirement, will not be counted towards the vote total for any proposal.

Other Matters Brought Before the Meeting

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Solicitation of Proxies

The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, the Company’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that the Company expects to file within four business days after the Annual Meeting. If final voting results are not available in time to file a Form 8-K within four business days after the meeting, the Company intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known, file an additional Form 8-K to publish the final results.

Important Notice Regarding Availability of Proxy Materials

This Proxy Statement and our 2022 Annual Report to Shareholders are available at www.edocumentview.com/AMBA. Please promptly vote your shares as instructed in the Notice of Internet Availability. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Ambarella’s Board of Directors, or the Board, currently has ten (10) members. The authorized number of directors may be changed by resolution of the Board. Vacancies on the Board may be filled only by a majority of the remaining directors even if less than a quorum, unless the Board determines that the vacancies shall be filled by the shareholders. A director elected to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board is divided into three classes, Class I, Class II and Class III, which serve staggered three-year terms:

•

Class I directors are Anne De Greef-Safft, Dr. Chenming C. Hu, Dr. Teresa H. Meng, and Dr. Feng-Ming (“Fermi”) Wang and their current terms will expire at the upcoming Annual Meeting to be held on June 7, 2022.

•	Class II directors are Leslie Kohn, D. Jeffrey Richardson and Elizabeth M. Schwarting and their current terms will expire at the annual meeting of shareholders to be held in 2023.

•	Class III directors are Dr. Hsiao-Wuen Hon, Christopher B. Paisley and Andrew W. Verhalen and their current terms will expire at the annual meeting of shareholders to be held in 2024.

Ms. De Greef-Safft was appointed to the Board by the remaining directors in February 2022 and is standing for election by the shareholders for the first time. In April 2022, Dr. Meng notified the Company of her intent not to stand for re-election when her current term expires at the upcoming Annual Meeting and the size of the Board will be reduced to nine (9) members effective on the date of the Annual Meeting. The Board, upon the recommendation of the nominating and corporate governance committee, has selected Ms. De Greef-Safft, Dr. Hu and Dr. Wang as nominees for election as Class I directors at the upcoming Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR each of the three (3) nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board to fill the vacancy. The three (3) nominees for Class I director receiving the highest number of affirmative votes will be elected as Class I directors and will serve until the annual meeting of shareholders to be held in 2025 or until their successors are elected and qualified.

The names of the nominees for election as Class I directors, who have been nominated by the Board, and the names of the continuing directors not up for election at the Annual Meeting, along with certain biographical information about the nominees and continuing directors, including the director’s business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings (if applicable), and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should continue to serve on the Board, are set forth below.

Names of Nominees for Class I Directors	Age	Position(s)
Anne De Greef-Safft(3)	59	Director
Chenming C. Hu, Ph.D.(1)(2)	74	Director
Feng-Ming (Fermi) Wang, Ph.D.	58	Chairman of the Board of Directors, President and Chief Executive Officer

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee

Anne De Greef-Safft, has been a member of our Board since February 2022. She currently provides strategic and operational consulting services to private equity firms and their portfolio companies, a role she has had since 2018. From 2015 until her retirement in 2017, Ms. De Greef-Safft was Group President of the Food Service Equipment Group of Standex International Corporation. Prior to 2015, Ms. De Greef-Safft held four successive positions at Danaher Corporation, a global science and technology company, as President of various global operating companies over a period of 12 years. Before joining Danaher, she held various leadership positions in engineering, marketing, sales, and business development for global manufacturing companies. Ms. De Greef-Safft also serves on the boards of directors of Ag Growth International Inc., a global manufacturer of equipment & systems for agriculture bulk commodities, and Benchmark Electronics, Inc., a provider of engineering, manufacturing, and technology solutions across the entire product life cycle. Ms. De Greef-Safft earned her B.S. and M.S. degrees in Electrical Engineering from the Catholic University of Louvain (KU Leuven) in Belgium and an M.B.A. from Babson College in Massachusetts. We believe that Ms. De Greef-Safft possesses specific attributes that qualify her to serve as a member of our Board, including her extensive managerial experience in industrial markets as operating company President with Standex International Corporation and Danaher Corporation, as well as her experience serving as a board member of Ag Growth International Inc. and Benchmark Electronics, Inc.

Chenming C. Hu, Ph.D. has been a member of our Board since November 2011. Since 1976, Dr. Hu has been a professor in electrical engineering and computer sciences at the University of California, Berkeley, where he has been the TSMC Distinguished Chair Professor Emeritus and Professor in the Graduate School since 2010. He was the Chief Technology Officer of TSMC from 2001 to 2004. Dr. Hu was the founding chairman of Celestry Design Technologies, which was acquired by Cadence Design Systems in 2002. Dr. Hu also serves on the board of directors of ACM Research, Inc., a semiconductor equipment producer. Dr. Hu previously served as a director of Fortinet, Inc. from 2012 to 2015, Inphi Corporation from 2010 to 2021, when it was acquired by Marvell Technology, Inc., and SanDisk Corporation from 2009 to 2016, when it merged with Western Digital Corporation. Dr. Hu is a member of the U.S. National Academy of Engineering and the Chinese Academy of Sciences, and Taiwan’s Academia Sinica. Dr. Hu received his B.S. degree from National Taiwan University and his M.S. degree and Ph.D. from the University of California, Berkeley, all in Electrical Engineering. We believe that Dr. Hu possesses specific attributes that qualify him to serve as a member of our Board, including his extensive experience in the microelectronics and semiconductor industries as Chief Technology Officer of TSMC and as a current and former board member of a number of technology companies, as well as his experience in academia as a professor of microelectronics, which gives him in-depth knowledge of current technology trends and developments.

Feng-Ming (Fermi) Wang, Ph.D. has served as our Chairman of the Board of Directors, President and Chief Executive Officer since he co-founded Ambarella in January 2004. Prior to co-founding Ambarella, Dr. Wang was Chief Executive Officer and co-founder of Afara Websystems, a developer of throughput-oriented microprocessor technology, from November 2000 to July 2002, when Afara was acquired by Sun Microsystems, Inc. Before founding Afara, Dr. Wang served in various positions at C-Cube Microsystems, Inc., a digital video company, from August 1991 to August 2000, and last served as Vice President and General Manager from 1997 to 2000. Dr. Wang holds a B.S. degree in electrical engineering from National Taiwan University and an M.S. degree and Ph.D. in electrical engineering from Columbia University. We believe that Dr. Wang possesses specific attributes that qualify him to serve as a member of our Board, including his service as our Chairman of the Board of Directors, President and Chief Executive Officer, his leadership as a co-founder of Ambarella and his years of experience in the digital video industry.

Names of Continuing Directors	Age	Position(s)
Hsiao-Wuen Hon, Ph.D.(2)	58	Director
Leslie Kohn	65	Chief Technology Officer and Director
Christopher B. Paisley(1)(3)	69	Director
D. Jeffrey Richardson(1)(2)(3)	57	Director
Elizabeth M. Schwarting(3)	59	Director
Andrew W. Verhalen(3)(4)	66	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Lead Independent Director

Hsiao-Wuen Hon, Ph.D. has been a member of our Board since August 2017. Dr. Hon is currently the Corporate Vice President, Asia-Pacific R&D Group Chairman of Microsoft Corporation (“Microsoft”), a position he has held since October 2015. Previously, beginning in November 2007, he served as Managing Director of Microsoft Research Asia. Dr. Hon has been employed at Microsoft since 1995 in various capacities, including Deputy Managing Director of Microsoft Research Asia, Chief Architect of the Natural Interaction Service Division, and Principal Researcher. Prior to joining Microsoft, Dr. Hon served as Technology Director of the Apple-ISS Research Center on behalf of Apple Corporation. Dr. Hon received a Bachelor of Science degree in Electrical Engineering from National Taiwan University, a Master of Science degree in Computer Science, Artificial Intelligence from Carnegie Mellon University, and a Ph.D. degree in Computer Science, Artificial Intelligence, Speech Recognition from Carnegie Mellon University. We believe that Dr. Hon possesses specific attributes that qualify him to serve as a member of our Board, including his extensive experience in artificial intelligence and managerial experience in the technology industry as Corporate Vice President, Asia-Pacific R&D Group Chairman of Microsoft.

Leslie Kohn has served as our Chief Technology Officer and a member of our Board since he co-founded Ambarella in January 2004. Prior to co-founding Ambarella, Mr. Kohn was Chief Technology Officer and co-founder of Afara Websystems from November 2000 to July 2002. After Afara’s acquisition by Sun Microsystems in July 2002, Mr. Kohn served as a fellow at Sun Microsystems until August 2003. Mr. Kohn served as Chief Architect of C-Cube Microsystems from February 1995 to October 2000. Prior to joining C-Cube Microsystems, Mr. Kohn served in engineering and management positions with Sun Microsystems, Intel Corporation and National Semiconductor. Mr. Kohn holds a B.S. degree in physics from California Institute of Technology. We believe that Mr. Kohn possesses specific attributes that qualify him to serve as a member of our Board, including his role in developing our technology, his leadership as our co-founder and his years of experience in the digital video industry.

Christopher B. Paisley has served as a member of our Board since August 2012. Since January 2001, Mr. Paisley has served as the Dean’s Executive Professor of Accounting at the Leavey School of Business at Santa Clara University. Mr. Paisley also serves on the board of directors of Equinix, Inc., a provider of network colocation, interconnection and managed services, Fastly, Inc., a cloud computing services provider, and Enterprise 4.0, a Special Purpose Acquisition Corporation. Mr. Paisley also served on the board of directors of Fitbit, Inc., a connected health and fitness company, from January 2015 to May 2020, Fortinet, Inc., a provider of unified threat management solutions, from February 2004 to June 2021, and YuMe, Inc., a digital media advertising company, from November 2012 to February 2018. Mr. Paisley holds a B.A. degree in business economics from the University of California at Santa Barbara and an M.B.A. from the Anderson School at the University of California at Los Angeles. We believe that Mr. Paisley possesses specific attributes that qualify him to serve as a member of our Board, including expertise in finance, including accounting and financial reporting, as a chief financial officer and in other finance roles and currently as a professor in the field of accounting and finance. Mr. Paisley also has over 20 years of outside board experience, which includes serving as audit committee chairman, at numerous public and private companies.

D. Jeffrey Richardson has been a member of our Board since March 2014. Mr. Richardson served as a senior executive of LSI Corporation (“LSI”), a semiconductor company, from 2005 until LSI’s acquisition by Avago Technologies Company in May 2014, including most recently serving as Executive Vice President and Chief Operating Officer. He earlier served as General Manager of the Semiconductor Solutions Group, Executive Vice President of the Networking and Storage Products Group, Executive Vice President and General Manager of the Custom Solutions Group and as Executive Vice President of Worldwide Strategic Planning. Prior to joining LSI, Mr. Richardson served in several capacities at Intel Corporation, including as its Vice President and General Manager of Server Platform Group and Vice President and General Manager of Enterprise Platforms and Services Division. Mr. Richardson currently serves on the board of directors of Kulicke and Soffa Industries, Inc., a provider of semiconductor capital equipment, Lattice Semiconductor Corporation, a semiconductor company, and Graphcore, Ltd., a semiconductor company. Mr. Richardson received a B.S. degree in electrical engineering from the University of Colorado Boulder. We believe that Mr. Richardson possesses specific attributes that qualify him to serve as a member of our Board, including his extensive managerial experience in the semiconductor industry as Chief Operating Officer of LSI and senior management positions with LSI and Intel, and as a board member of Lattice and Kulicke and Soffa.

Elizabeth M. Schwarting has been a member of our Board since June 2020. Since October 2015, Ms. Schwarting has been the Principal Member of DBS Ventures, LLC. where she serves as a consultant for various audiences relating to the automotive market, including automotive technology (with a special emphasis on ADAS/Automated Driving), regulatory trends and business development. From 2009 to 2015, Ms. Schwarting served as Vice President of the Electronic Controls business unit for Delphi Corporation (now Aptiv PLC). As a member of the Executive Committee, she led a global team responsible for the Automotive ADAS and Safety Electronics product lines and the Body Electronics and Security product lines, as well as Power Electronics (for Hybrid and Electric Vehicles). From 1999 to 2009, Ms. Schwarting held several leadership positions at Delphi, including Vice President, Safety Systems, Global Director, Sales and Marketing, and General Motors Global Customer Director. Prior to joining Delphi, Ms. Schwarting held the position of General Manager and Vice President, Strategic Accounts for Eastman Kodak Company within the Consumer Imaging Division. Ms. Schwarting received a B.S. degree in language arts from the University of Nebraska. We believe that Ms. Schwarting possesses specific attributes that qualify her to serve as a member of our Board, including her extensive managerial experience in the automotive industry in senior management positions with Delphi, as well as her sales and customer management experience with Eastman Kodak.

Andrew W. Verhalen has been a member of our Board since January 2004. Mr. Verhalen has served as a General Partner of Matrix Partners, a venture capital firm, since 1992. He currently serves on the board of directors of a private technology company in which Matrix Partners has invested and has served in the past on six public technology company boards of directors. Prior to joining Matrix Partners, Mr. Verhalen was an executive at 3Com Corporation from July 1986 through November 1991. He served as Vice President and General Manager of the Network Adapter Division for three years and as a Director or Vice President of Marketing for two years. From July 1981 to July 1986, Mr. Verhalen served in various marketing and strategic planning roles at Intel Corporation. Mr. Verhalen holds a B.S.E.E. degree, a M.Eng. degree and a M.B.A. from Cornell University. We believe that Mr. Verhalen possesses specific attributes that qualify him to serve as a member of our Board, including his experience as a technology-focused investor, which gives him in-depth knowledge of, and exposure to, current technology and industry trends and developments, providing us with insight into our industry and target markets, as well as his past experience serving on the boards of directors of six public technology companies.

Vote Required

The three (3) nominees for Class I director receiving the highest number of affirmative votes will be elected as Class I directors. Unless otherwise indicated, all proxies received will be voted “FOR” each of the nominees listed above.

The Board recommends a vote FOR the election of the nominees set forth above as Class I directors of Ambarella.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

The Board is currently composed of ten (10) members and will be reduced to nine (9) members effective upon the date of the Annual Meeting. The Board and its committees meet throughout the year on a set schedule and hold special meetings from time to time as appropriate. The Board held seven (7) meetings during the 2022 fiscal year. Each director attended at least 75% of the total aggregate of the regularly scheduled and special meetings held by the Board and the committees on which such director served during his or her tenure in fiscal year 2022. Our non-management directors meet in regularly scheduled sessions without the presence of management in executive sessions. The lead independent director of the Board presides over each such executive session. Under our Corporate Governance Guidelines, our directors are encouraged to attend our annual meeting of shareholders and one of our directors attended the 2021 annual meeting of shareholders.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors will be independent. Based on the review and recommendation by the nominating and corporate governance committee, the Board has determined that Anne De Greef-Safft, Hsaio-Wuen Hon, Chenming Hu, Teresa Meng, Christopher Paisley, Jeffrey Richardson, Elizabeth Schwarting, and Andrew Verhalen, representing a majority of our directors, are independent directors under the rules of NASDAQ. In making these determinations, the Board found that none of these directors had a material or other disqualifying relationship with Ambarella that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Feng-Ming (Fermi) Wang, Ambarella’s Chairman of the Board, President and Chief Executive Officer, and Leslie Kohn, Ambarella’s Chief Technology Officer, are not independent directors by virtue of their employment with Ambarella.

Board Leadership Structure

The Board is currently chaired by Dr. Wang, the President and Chief Executive Officer of Ambarella. We believe that combining the positions of Chief Executive Officer and Chairman helps to ensure that the Board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.

The Board determined as part of our corporate governance principles that one of our independent directors should serve as a lead director at any time when the title of chairman is held by an employee director or there is no current chairman. The lead independent director presides over periodic meetings of our independent directors, has the responsibility of raising issues with management on behalf of the outside directors when appropriate and oversees the function of the Board and committees, among other responsibilities. Mr. Verhalen has served as our lead independent director since June 2017. The Board has determined that Mr. Verhalen qualifies as an independent director under the rules of NASDAQ.

We believe that the current leadership structure of the Board is appropriate at the present time and allows the Board to fulfill its duties effectively and efficiently based on our current needs.

Board Committees

We have established an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Ambarella. We intend to comply with future requirements as they become applicable to us. Each of the committees operates under a written charter adopted by the Board, each of which can be found on our website at http://investor.ambarella.com.

The composition of the Board and each committee is identified in the following table, and the responsibilities of each committee is described below. On occasion, the Board may appoint special committees or designate directors to undertake special assignments on behalf of the Board.

Current Directors	Independent	Audit	Compensation	Governance and Nominating
Anne De Greef-Safft	Yes			X
Chenming C. Hu	Yes	X	X
Hsiao-Wuen Hon	Yes		X
Leslie Kohn	No
Teresa H. Meng	Yes		X
Christopher B. Paisley	Yes	Chair		X
D. Jeffrey Richardson	Yes	X	Chair	X
Elizabeth M. Schwarting	Yes			X
Andrew W. Verhalen	Yes			Chair
Feng-Ming (Fermi) Wang	No
Number of Meetings Held in Fiscal Year 2022		5	4	4

Audit Committee

The audit committee is currently composed of three (3) directors: Dr. Hu, Mr. Paisley and Mr. Richardson. Mr. Paisley serves as the chairman of the committee. The audit committee met five (5) times during fiscal year 2022.

The responsibilities of our audit committee include:

•	approving the hiring, discharging and compensation of our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•	providing oversight with respect to related party transactions;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

The Board has determined that Mr. Paisley qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Paisley’s level of knowledge and experience based on a number of factors, including his formal education and experiences as a chief financial officer for public reporting companies, his service on the audit committees of other publicly traded companies, as well as his role as a university professor in the field of accounting and finance. The Board has determined that Mr. Paisley’s simultaneous service on multiple audit committees would not impair his ability to effectively serve on our audit committee.

Compensation Committee

The compensation committee is currently composed of four (4) directors: Dr. Hon, Dr. Hu, Dr. Meng, and Mr. Richardson. Mr. Richardson serves as the chairman of the committee. The compensation committee met four (4) times during fiscal year 2022.

The responsibilities of our compensation committee include:

•	reviewing and recommending policies relating to compensation and benefits of our executive officers and senior members of management;

•	reviewing and approving or recommending to the Board changes with respect to the compensation levels of our chief executive officer and other executive officers;

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, and evaluating the performance of our chief executive officer and other executive officers in light of the established goals and objectives;

•	reviewing and recommending to the Board changes with respect to the compensation of our directors; and

•	administering our stock option plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans.

Each member of the compensation committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is currently composed of five (5) directors: Ms. De Greef-Safft, Mr. Paisley, Mr. Richardson, Ms. Schwarting, and Mr. Verhalen. Mr. Verhalen serves as the chairman of the committee. Ms. De Greef-Safft was appointed to the committee when she joined the Board in February 2022. The nominating and corporate governance committee met four (4) times during fiscal year 2022.

The responsibilities of our nominating and corporate governance committee include:

•	reviewing and assessing the performance of the Board, including its committees and individual directors, as well as the size of the Board;

•	identifying, evaluating and recommending candidates for membership on the Board, including nominations by shareholders of candidates for election to the Board;

•	reviewing and evaluating incumbent directors;

•	making recommendations to the Board regarding the membership of the committees of the Board;

•	making recommendations for the continuing education of directors;

•	reviewing succession planning for our chief executive officer;

•	overseeing the company’s corporate environmental, social and governance (ESG) practices and policies; and

•	reviewing and recommending to the Board changes with respect to corporate governance practices and policies.

Board Diversity

The Nominating and Governance Committee of the Board of Directors is committed to continuing to identify, recruit and retain highly qualified directors and director candidates with diverse experiences, tenures, perspectives, and backgrounds to join and remain on our Board of Directors. The graphics below summarize the current gender, age and tenure of our Board of Directors.

Age Average Age: 63	Tenure Average Tenure: 9 yrs

Gender 3 of 10 directors are women	Ethnic Diversity 4 of 10 directors are from a minority group

In addition, the table below provides certain information regarding the composition of our Board of Directors in the categories defined by Nasdaq Rule 5605(f). As shown below, the Company is currently in compliance with the diversity requirements of Nasdaq Rule 5605(f).

Board Diversity Matrix (as of March 31, 2022)
Total Number of Directors	9

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	—	—
Part II: Demographic Background
Asian	1	3	—	—
White	2	4	—	—
Did Not Disclose Demographic Background	0

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including cybersecurity risks. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate, social and governance guidelines and policies. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2022, Dr. Hon, Dr. Hu, Dr. Meng, and Mr. Richardson served as members of the compensation committee. None of the members of our compensation committee is or has in the past served as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on the Board or compensation committee.

Evaluation of Board and Director Performance

The Board believes that a regular evaluation process is an essential component of strong corporate governance practices. The nominating and corporate governance committee oversees an evaluation process to evaluate Board effectiveness and aid in succession planning. This process consists of a full Board evaluation as well as evaluations of each of the Board’s standing committees. The evaluations, which are distributed and obtained through outside counsel to promote candidness, seek feedback on Board and committee performance, chairman performance, processes, effectiveness, and opportunities for improvement. The questionnaires are designed to solicit feedback on a range of topics, including overall Board and committee dynamics, leadership, meeting agenda topics, information flow and access to management, director preparation and participation, and succession planning. The results of the evaluations are reviewed and discussed with the Board and its committees.

In addition to the Board and committee evaluation process, the nominating and corporate governance committee maintains a skill set survey of the current Board members. This skill set survey covers areas such as public board experience, relevant industry experience, market sector experience, and technical skills, including technology, managerial experience, accounting/finance, marketing/sales, public relations, strategy development, mergers and acquisitions, human resource management, and risk management and governance. The Board uses the survey to evaluate the experience and expertise of the existing Board members and to identify the skills and characteristics of future director candidates.

Director Nominations

The Board nominates directors for election at each annual meeting of shareholders and elects new directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

Director Criteria. The nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by shareholders. The nominating and corporate governance committee reviews suggestions for director candidates recommended by shareholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. Except as may be required by rules promulgated by NASDAQ or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there any specific qualities or skills that are necessary for one or more of the members of the Board to possess. The nominating and corporate governance committee selects candidates for director based on their character, judgment, diversity of experience, independence, corporate experience, length of service, potential conflicts of interest, and their willingness and ability to devote sufficient time to effectively carry out their duties as a director.

Prior to each annual meeting of shareholders, the nominating and corporate governance committee will identify nominees first by reviewing the current directors whose term expires at the annual meeting of shareholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the nominating and corporate governance committee will consider various candidates for Board membership, including those suggested by members of the nominating and corporate governance committee, by other members of the Board, by any executive search firm engaged by the nominating and corporate governance committee and by shareholders. The nominating and corporate governance committee has from time to time retained an executive search firm to assist in sourcing potential candidates for our Board.

Shareholder Nominees. In addition, our articles of association contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board at our annual meeting of shareholders. In order to nominate a candidate for director, a shareholder must give timely notice in writing to Ambarella, Inc.’s Secretary and otherwise comply with the provisions of our articles of association. To be timely, we must have received the shareholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to shareholders in connection with previous year’s annual meeting of shareholders. However, if we did not hold an annual meeting of shareholders in the prior year or if the date of the annual meeting of shareholders is more than 30 days before or after the anniversary date of the prior year’s annual meeting of shareholders, we must receive the shareholder’s notice not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of 90 days prior to the annual meeting of shareholders and the 10th day after the day we provided such public disclosure of the meeting date. Information required by the articles of association to be in the notice include the name and contact information for the candidate and the person making the nomination, the principal occupation or employment of the candidate, the class and number of Ambarella securities held by the candidate, and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section. We received no director nominees from our shareholders for the upcoming Annual Meeting. Shareholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our articles of association and must be addressed to 3101 Jay Street, Santa Clara, CA 95054, Attn: Secretary. You can obtain a copy of our articles of association by writing to the Secretary at this address.

Director Voting Policy

The Board has adopted a director voting policy, which establishes that any director nominee who receives a greater number of “Withheld” votes than “For” votes in an uncontested election held in an annual meeting of shareholders shall submit his or her offer of resignation to the nominating and corporate governance committee. The nominating and corporate governance committee shall evaluate the relevant facts and circumstances and recommend to the Board an action to be taken on the resignation offer. The Board will promptly publicly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation.

Communications with the Board

The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board or an individual director may send a written communication addressed as follows: Ambarella Board Communication, 3101 Jay Street, Santa Clara, California 95054. Each communication will be reviewed by the General Counsel of Ambarella who will forward the communication to the Board or to any individual director to whom the communication is addressed unless the communication is of a commercial, frivolous or similarly inappropriate nature, in which case, the General Counsel will discard the communication.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of The NASDAQ Stock Market.

The Board has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. This code addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	conflicts of interest;

•	insider trading;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	giving and accepting gifts;

•	selecting suppliers and fostering partnerships;

•	protection and proper use of Company assets; and

•	payments to government personnel and political contributions.

The Board also has adopted a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, including our Chief Financial Officer and principal accounting officer, relating to ethical conduct, conflicts of interest and compliance with law. The Code of Conduct and the Code of Ethics for our Chief Executive Officer and Senior Financial Officers is available to shareholders on the investor relations portion of Ambarella’s website at www.ambarella.com. Any waiver to the Code of Business Conduct for an executive officer or director or any waiver of the Code of Ethics may only be granted by the Board or a committee of the Board and must be timely disclosed as required by applicable law. We also have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

Corporate Social Responsibility

We believe that social responsibility is essential for a healthy and equitable corporate culture; one that balances the interests of its various worldwide stakeholders, including employees, shareholders, partners, and customers. We are committed to sound corporate citizenship in the way we manage our people, our business and our impact on society and the environment. Our nominating and corporate governance committee oversees the Company’s development and disclosure of policies and programs relating to corporate responsibility, including environmental and social (“ESG”) matters. We are currently focusing our efforts on where we can have the most positive impact on our business and society and we are intent on managing both opportunities and risks that arise from ESG matters.

Our Workforce

Innovation is the lifeblood of our company. Since our founding in 2004, we have strived to develop leading-edge technologies using the most advanced semiconductor processes. As a fabless semiconductor company, our people are our most important asset and we rely upon them to sustain our competitive advantage. As of April 1, 2022, we had approximately 900 employees in our worldwide workforce, approximately 75% of whom are engaged in research & development activities. Despite employees working in geographically disparate locations and differences in cultures, we strive to treat all employees as part of one team.

We are committed to ensuring the human rights of our worldwide workforce and treating all employees with dignity and respect. It is our aim to build a more diverse and inclusive workforce that fosters broad perspectives to solving challenges. We believe our compensation and benefits packages, combined with our culture that promotes teamwork, innovation and immediate hands-on experience, contribute to low employee turnover. We offer a combination of competitive base salary, time-based equity incentives and bonus plans linked to financial and strategic performance that are designed to motivate and reward personnel with annual grants of stock-based and cash-based incentive compensation awards, plus other benefits, in order to increase stockholder value and our success by motivating such individuals to perform to the best of their abilities and achieve both our short and long-term objectives.

Employees are encouraged to communicate openly with management without fear of reprisal or harassment. We pursue open communication with our employees through regular town-hall style meetings and the collection of feedback from our employees on a regular basis. All employees receive an annual performance review. We respect the rights of employees to associate freely, seek representation or join workers’ councils in accordance with local laws.

The Environment

We acknowledge our responsibility to ensure our products are designed, developed, and supplied in an environmentally safe and sound manner. We are committed to promoting environmental protection and sustainability, from the product design phase, through manufacture, sale and distribution. With innovative process technology and design, we seek to enhance sustainability through the products we provide to our customers. We aim to improve our own sustainability efforts as we pursue these goals:

•	We aim to develop energy-efficient products that are lower power than our competitors and conduct business using sound environmental practices.

•	We have been certified as ISO 14001-compliant for the design and manufacture of our products. We also require our third-party manufacturing vendors to maintain ISO 14001 registrations.

•

We partner with companies in our supply chain that have strong environmental policies and we commit to ensuring that these companies comply with global standards and maintain appropriate certifications.

•

We support key initiatives to reduce the environmental impact of our products and the manufacturing processes of our supply chain, including compliance with the Restriction of Hazardous Substances Directive (“RoHS”), the European Union’s REACH Directive.

Good Governance

We strive to apply strong ethical, moral and legal principles in every aspect of our business conduct. Adherence to these principles is essential to our efforts to gain and maintain the confidence and support of our employees, our customers, partners with whom we do business, and our shareholders.

We obey and comply with all laws and regulations that apply to the Company in the communities where we do business. However, this legal compliance is simply the baseline, establishing the minimum requirements for good corporate conduct. In addition to following the letter of the law, we strive to comport ourselves with integrity and transparency.

We value our shareholders’ governance view and seek to solicit feedback from our shareholders on a regular basis relating to matters that are important to them, including the compensation of our executive officers and directors and ESG topics.

DIRECTOR COMPENSATION

Our non-employee directors receive compensation consisting of annual cash retainers for service on our Board and its standing committees, as well as equity grants awarded on an annual recurring basis as they remain a member of the Board. Non-employee directors joining the Board may also receive an equity grant in connection with their appointment to the Board. Our compensation committee periodically reviews compensation for our non-employee directors, including review of competitive practices provided by our compensation consultant. Our compensation committee last modified our non-employee director compensation program for fiscal year 2017 compensation. We believe our non-employee director compensation program provides reasonable compensation to our non-employee directors that is appropriately aligned with our peers and is commensurate with the services and contributions of our non-employee directors.

Cash Retainers. During fiscal year 2022, our non-employee directors received an annual retainer of $35,000, prorated for partial service in any year and paid in cash. The chairpersons of our audit committee, compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $15,000, $10,000 and $7,500, respectively. Members of our audit committee, compensation committee and nominating and corporate governance committee, other than the chairpersons of those committees, receive an additional annual retainer of $10,000, $6,000 and $4,000, respectively. The individual acting as lead independent director, if any, receives an additional $15,000 annually for serving in that role. Cash retainers are paid in arrears at the end of each quarter for service during the previous quarter.

Stock Compensation. For fiscal year 2022, the equity award compensation structure for our non-employee directors generally remained the same as was adopted for fiscal year 2017. Each continuing director received a restricted stock unit award with an initial grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of approximately $200,000 vesting quarterly over 12 months following the vesting commencement date of September 15, 2021, subject to continued service through the applicable vesting dates. Accordingly, on September 2, 2021, each of the non-employee directors who were then serving on the Board received a restricted stock unit award covering 1,508 shares. On February 1, 2022, Ms. De Greef-Safft received an initial restricted stock unit award with a value of $150,000 that will vest in three equal, quarterly installments on March 15, 2022, June 15, 2022 and September 15, 2022.

Outstanding equity awards granted to our non-employee directors are subject to the terms and conditions of our 2021 Equity Incentive Plan (the “Plan”) which provides a fiscal year annual limit of $500,000 on the total value of equity compensation and cash retainers that may be paid to each continuing non-employee director, with this limit increased to $1,000,000 in the fiscal year of a new director’s initial service as a non-employee director. For these purposes, the value of an equity compensation award is determined as grant date fair value, which is determined in accordance with U.S. generally accepted accounting principles. Any equity awards or other compensation provided to an individual for his or her services as an employee, or for his or her services as a consultant other than as a non-employee director, do not count toward these limits.

Under the terms of the Plan, if awards, including those of our non-employee directors, are not assumed or substituted for in the event of a merger of change in control of the Company, all awards accelerate in full, and for awards with performance-based vesting, all performance goals or other vesting criteria are deemed achieved at 100% of target levels and all other terms and conditions met. The Plan also provides that if equity awards granted to non-employee directors are assumed or substituted for in a merger or change in control but, on or after such assumption or substitution, the individual’s status as a director (or director of the successor) is terminated other than by a voluntary termination not requested by the acquirer, the non-employee director’s equity awards immediately vest in full.

Stock Ownership Guidelines. The Board believes that all directors should maintain a meaningful personal financial stake in the Company to align their long-term interests with those of our shareholders. We maintain stock ownership guidelines that apply to our executive officers and non-employee directors. This policy requires non-employee directors to attain and maintain a minimum share ownership level equal to at least five times the annual cash retainer, i.e., $175,000 within five years of becoming a director. As of January 31, 2022, all of our non-employee directors satisfy the equity ownership guidelines.

Director Compensation for Fiscal Year 2022

The following table sets forth the compensation paid or accrued by us to our non-employee directors during fiscal year 2022. The table excludes Mr. Kohn and Dr. Wang, who did not receive any additional compensation from us in their roles as a director because they are employees of Ambarella, and Ms. De Greef-Safft, who became a director in February 2022.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)(2)		Total ($)
Hsaio-Wuen Hon	$41,000	$200,066	(3)	$241,066
Chenming C. Hu	$51,000	$200,066	(4)	$251,066
Teresa H. Meng	$41,000	$200,066	(5)	$241,066
Christopher B. Paisley	$54,000	$200,066	(6)	$254,066
D. Jeffrey Richardson	$59,000	$200,066	(7)	$259,066
Elizabeth M. Schwarting	$39,000	$200,066	(8)	$239,066
Andrew W. Verhalen	$57,500	$200,066	(9)	$257,566

(1)

The dollar amounts in this column represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for stock awards granted during the fiscal year ended January 31, 2022.

(2)	Represents restricted stock unit awards for 1,508 ordinary shares granted on September 2, 2021 to the then serving non-employee directors.
(3)	As of January 31, 2022, Dr. Hon held an outstanding restricted stock unit award covering 1,131 shares.
(4)	As of January 31, 2022, Dr. Hu held unexercised options to purchase 5,555 shares, and an outstanding restricted stock unit award covering 1,131 shares.
(5)	As of January 31, 2022, Dr. Meng held an outstanding restricted stock unit award covering 1,131 shares.
(6)	As of January 31, 2022, Mr. Paisley held unexercised options to purchase 3,305 shares, and an outstanding restricted stock unit award covering 1,131 shares.
(7)	As of January 31, 2022, Mr. Richardson held unexercised options to purchase 8,056 shares, and an outstanding restricted stock unit award covering 1,131 shares.
(8)	As of January 31, 2022, Ms. Schwarting held an outstanding restricted stock unit award covering 1,131 shares.
(9)	As of January 31, 2022, Mr. Verhalen held unexercised options to purchase 11,110 shares, and an outstanding restricted stock unit award covering 1,131 shares.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has appointed PricewaterhouseCoopers LLP as Ambarella’s independent registered public accounting firm, or independent auditors, for the fiscal year ending January 31, 2023, and has further directed that management submit the appointment of independent auditors for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited Ambarella’s financial statements since fiscal year 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Ambarella’s Articles of Association nor other governing documents or law require shareholder ratification of the appointment of PricewaterhouseCoopers LLP as Ambarella’s independent auditors. However, the audit committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Ambarella and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Ambarella by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2021 and 2022, respectively, all of which were approved by the audit committee:

	Fiscal Year Ended January 31,
	2022 ($)	2021 ($)
Audit Fees(1)	1,397,000	1,229,475
Audit-Related Fees	—	—
Tax Fees(2)	63,000	65,800
All Other Fees(3)	2,700	2,700

Total Fees	1,462,700	1,297,975

(1)

Audit Fees. The aggregate fees billed for the fiscal years ended January 31, 2022 and 2021 were for professional services rendered for the audits of our consolidated financial statements and our internal control over financial reporting, the review of our interim consolidated financial statements included in quarterly reports, audit services in relation to our acquisition of Oculii Corp. in the fiscal year ended January 31, 2022, services rendered in connection with registration statements on Form S-8, and other matters related to the SEC.

(2)

Tax Fees. The aggregate fees billed for the fiscal years ended January 31, 2022 and 2021 were for tax advisory and tax compliance services related to tax research and tax planning services in the United States and foreign countries in which we do business.

(3)	All Other Fees consists of fees for access to online accounting and tax research software licenses.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditors, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditors or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of the services described above by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

Vote Required

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless otherwise indicated, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the audit committee will review its future appointment of our independent registered public accountants.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE1

The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Ambarella’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Ambarella’s independent accountants and reviewing their reports regarding Ambarella’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. Ambarella’s management is responsible for preparing Ambarella’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by Ambarella’s management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that Ambarella’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The audit committee has discussed with the independent registered public accountants matters required to be discussed by the Public Company Accounting Oversight Board and the SEC, as amended. In addition, the independent registered public accountants provided to the audit committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the audit committee and the independent registered public accountants have discussed such accountants’ independence from Ambarella and its management. The audit committee has discussed with Ambarella’s internal and independent registered public accountants, with and without management present, their evaluations of Ambarella’s internal accounting controls and the overall quality of Ambarella’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Ambarella’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022, for filing with the SEC.

Christopher B. Paisley (Chairman)

Chenming C. Hu

D. Jeffrey Richardson

[1]

The material in this report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Ambarella under the Securities Act of 1933 or the Securities Exchange Act of 1934.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), allows our shareholders to vote to approve, on an advisory basis, the compensation of our named executive officers. At our annual meeting of shareholders held in 2015, the Company’s shareholders approved, on an advisory basis, soliciting a shareholder advisory vote on the compensation of our named executive officers on an annual basis and the Company holds such advisory votes on the compensation of our named executive officers annually. Accordingly, this year we again are asking our shareholders to provide an advisory vote to approve the compensation of our named executive officers, including the Compensation Discussion and Analysis section, along with the accompanying compensation tables and narrative disclosures as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers.

The “say-on-pay” vote is advisory, and as such is not binding on the Company, but it does provide the compensation committee with valuable information about shareholder opinion of our executive compensation policies and programs for consideration when determining executive compensation in the future. After the “say on pay” vote at this year’s annual meeting of shareholders, we anticipate that the next “say-on-pay” vote will be scheduled to occur at the Company’s annual meeting of shareholders in 2023.

Please see the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 26, the accompanying compensation tables and the narrative disclosures for greater detail about our executive compensation programs, including information about the fiscal year 2022 compensation of our named executive officers. We believe that our executive compensation programs have been effective in achieving long-term alignment of management and shareholder interests, consistent with the Company’s philosophy on pay and performance.

We ask that you vote “FOR” the following resolution:

RESOLVED: That the shareholders of Ambarella, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement furnished for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules and regulations of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion.

Vote Required

Approval, on an advisory basis, of named executive officer compensation requires the affirmative vote of the holders of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless otherwise indicated, proxies received will be voted “FOR” approval, on an advisory basis, of named executive officer compensation.

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

EXECUTIVE OFFICERS

The following table sets forth certain information about our current executive officers and their respective ages as of March 31, 2022. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Feng-Ming (Fermi) Wang, Ph.D.	58	Chairman of the Board of Directors, President and Chief Executive Officer
Brian C. White	57	Chief Financial Officer
Chi-Hong (John) Ju	61	Sr. Vice President, Systems
Leslie Kohn	65	Chief Technology Officer and Director
Chan W. Lee	53	Chief Operating Officer
Yun-Lung (Michael) Chen	57	Vice President, Business Development
Christopher Day	58	Vice President, Marketing and Business Development

Feng-Ming (Fermi) Wang and Leslie Kohn. For brief biographies of Dr. Wang and Mr. Kohn, please see “Proposal 1 – Election of Class I Directors” above.

Brian C. White was appointed as Chief Financial Officer in April 2022. Before joining Ambarella, Mr. White served as Senior Vice President and Chief Financial Officer at Maxim Integrated Products, Inc., an integrated circuit company, from August 2019 through its merger into Analog Devices, Inc. in August 2021. Prior to Maxim Integrated Products, Mr. White served as Senior Vice President and Chief Financial Officer of Integrated Device Technology, Inc. (IDT) from September 2013 to March 2019. Mr. White joined IDT in February 2007, and prior to becoming Chief Financial Officer, Mr. White served as Vice President of Finance and Treasurer of IDT. Before joining IDT, Mr. White held a variety of financial and operational management positions at a number of companies, including Nvidia, Hitachi GST, IBM and Deloitte. Mr. White holds a B.A. in Business Administration from Seattle University and an M.B.A. from the University of Notre Dame.

Chan W. Lee was a member of the Company’s founding team, and has served as Chief Operating Officer since September 2021. Before his appointment as Chief Operating Officer, Mr. Lee served as Vice President, VLSI since February 2004. Prior to joining the Company, Mr. Lee held management-level positions at Afara Websystems, Inc., a developer of throughput-oriented microprocessor technology that was acquired by Sun Microsystems in 2002, and Intel Corporation, a semiconductor company. Mr. Lee holds B.S. and M.S. degrees in Electrical Engineering from Cornell University.

Chi-Hong (John) Ju was a member of the Company’s founding team, and has served as Sr. Vice President, Systems since September 2021. Prior to that, Mr. Ju served as Vice President, Software since February 2004. Before joining the Company, Mr. Ju held management-level positions at Afara Websystems, C-Cube Microsystems, Inc., a developer of digital video processors, and Sarnoff Research Lab, a pioneer of video technology. Mr. Ju holds a B.S. degree in Electrical Engineering from National Taiwan University and a M.S. degree in Electrical and Computer Engineering from Princeton University.

Yun-Lung (Michael) Chen has served as our Vice President, Business Development since June 2011, and was Sr. Director of Sales from January 2005 to June 2011. Prior to joining Ambarella, Mr. Chen was Director of Sales for Marvell Technology, a semiconductor company, from December 2002 to October 2003. From October 1997 to October 2002, Mr. Chen served as Director of Sales for Wintech Microelectronics, a distributor of electronics. Mr. Chen holds a B.S. degree in industrial engineering from Tung Hai University in Taiwan.

Christopher Day has served as our Vice President, Marketing and Business Development since March 2010. Prior to joining Ambarella, Mr. Day was President and Chief Executive Officer of Mobilygen, Inc., a video compression company from March 2007 to October 2008, prior to acquisition by Maxim Integrated Products, Inc., and then served as Executive Director of Business Management of Maxim until March 2010. From February

2002 to February 2007, Mr. Day served as General Manager of Media Processing at NXP Semiconductors N.V., formerly Philips Semiconductor. From February 1998 to May 2001, Mr. Day served as Senior Director of Marketing for C-Cube Microsystems. Prior to joining C-Cube Microsystems, Mr. Day held sales and marketing positions at AuraVision, Inc., Motorola, Inc., and Hitachi, Ltd. Mr. Day holds a B.S. degree in computer and microprocessor systems from Essex University in the United Kingdom, and an M.B.A. from Santa Clara University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation programs and policies for our named executive officers (“NEOs”) for fiscal year 2022, ended January 31, 2022. Our NEOs for fiscal year 2022 were:

Name	Position(s)
Feng-Ming (Fermi) Wang, Ph.D.	Chairman of the Board of Directors, President and Chief Executive Officer
Kevin C. “Casey” Eichler	Former Chief Financial Officer
Leslie Kohn	Chief Technology Officer and Director
Chan Lee	Chief Operating Officer
Chi-Hong (John) Ju	Sr. Vice President, Systems
John Young	Vice President, Finance

John Young, our Vice President, Finance, is included as an NEO for fiscal year 2022 solely due to his designation as interim principal financial officer for a portion of fiscal year 2022.

This Compensation Discussion and Analysis describes the material elements of our executive compensation during fiscal year 2022. It also provides an overview of our executive compensation philosophy and objectives, and analyzes how and why the Compensation Committee of our Board of Directors (the “compensation committee”) arrived at the specific compensation decisions for our NEOs for fiscal year 2022. The information contained in this Compensation Discussion and Analysis should be read in connection with the compensation tables below, which provide a detailed view of the compensation paid to our NEOs in fiscal year 2022.

Executive Summary

Who We Are

Ambarella is a leading developer of low-power system-on-a-chip, or SoC, semiconductors providing powerful artificial intelligence, or AI, processing, advanced image signal processing and high-resolution video compression. Our technologies make cameras smarter - enabling features like person detection, object classification, analytics, and more - performing complex data analysis in real time, delivering high-quality imagery, and preserving vital system resources such as power and network bandwidth. Since inception, we have primarily served human-viewing applications with video and image processors for public infrastructure and home applications, such as internet protocol, or IP, security cameras, sports cameras, wearable cameras, aerial drones, and aftermarket automotive video recorders. In the last several years, we have focused on creating advanced AI technology that enables edge devices to visually perceive the environment and make decisions based on the data collected from cameras and, most recently, other types of sensors. This category of AI technology is known as computer vision, or CV, and our CV SoCs integrate our state-of-the-art video processor technology together with our recently developed deep learning neural network processing technology, which we refer to as CVflow®. Our development efforts are now focused on SoCs that provide both human viewing and computer vision functionality. Our computer vision-based technologies are allowing us to address a broader range of markets and applications requiring AI video features, including professional and home IP security cameras, a variety of automotive cameras, and industrial and robotic markets and applications.

Fiscal Year 2022 Business Highlights

Our business transformation from human-viewing applications to CV-centric products continued to gain significant traction in fiscal year 2022. Business highlights included:

•	Revenue from CV solutions exceeding 25% of our total revenue, up from approximately 10% in fiscal year 2021;

•	Growing total revenue by 48.8% year-over-year to $331.9 million;

•	Increasing our GAAP gross margin year over year from 60.8% to 62.7%;

•

Acquiring Oculii Corp., a developer of high definition, adaptive AI radar algorithms designed to enable radar perception using current production radar chips to achieve significantly higher resolution, longer range and greater accuracy; and

•

Announcing our next generation CV3 SoC, our first central domain controller and new flagship product, offering significantly higher levels of processing performance than our prior solutions, including the incremental processing power to execute the complex software stack required for higher levels of autonomy.

Fiscal Year 2022 Executive Compensation Highlights

Our executive compensation programs support our long-term strategy, and furthermore, adapt and pivot based on business needs and changes in our strategy. Continuity of senior leadership, as well as of our engineering teams, continues to be critical during this juncture of our transformation and the compensation committee has sought to adapt our compensation programs around strategic initiatives that are critical to our future success. Our industry is characterized by high demand and intense competition for talent, including engineering personnel as well as management talent. As we have transitioned into AI computer vision technology, the pool of qualified candidates has become more limited, particularly in Silicon Valley, and we increasingly compete for talent with companies much larger than us and our peer group of companies. We have relied significantly on equity compensation, in the form of RSUs for employees and RSUs and PRSUs for executives, to retain and motivate employees and executives as we have pursued this transition. As we strive to balance short-term retention needs against longer-term pay for performance objectives, we have taken in feedback from shareholders and proxy advisors and implemented changes in our executive compensation to address these objectives.

Key compensation highlights from fiscal year 2022 include:

•

Base Salary: Based on comparison to peer companies and in recognition of the Company’s performance in its transition to CV technology, the Board approved a 45% increase in the annual base salary for our chief executive officer (“CEO”) to $550,000. The compensation committee approved base salary increases of 3.3% for our other NEOs.

•	Annual Bonus Awards:

•

In fiscal year 2022, the total size of the target pool increased by approximately 20% over fiscal year 2021 to reflect the higher anticipated revenue and operating profit in the Company’s annual operating plan.

•	The Company achieved 150% of target based on performance in fiscal year 2022 that significantly exceeded targets, primarily in regards to the revenue and operating profit metrics.

•

Made awards under our fiscal year 2022 annual bonus plan to our CEO and other NEOs, based in part on the Company’s strong financial performance, achievement of annual corporate goals and substantial traction in the Company’s transition to CV markets.

•	Long-Term Incentive Compensation Awards:

•

Granted time-based restricted stock unit (“RSU”) awards and performance-based restricted stock unit (“PRSU”) awards to our CEO and other NEOs based on a 50/50 split between RSUs and PRSUs. Approximately 79% of our CEO’s, and, on average, approximately 74% of our other NEOs’ target total direct compensation consisted of RSUs and PRSUs.

•	Fiscal year 2022 PRSUs are subject to a three-year relative TSR performance metric measured against the median company in the Philadelphia Semiconductor Index (SOXX).

•	Certified TSR performance of PRSUs granted in 2019 at 115% above the median company in the SOXX Index, resulting in a payout of 200% of target.

Implementing Shareholder Feedback in Our Compensation Structure

Since our 2018 annual shareholder meeting, which took place during our 2019 fiscal year, we have sought to engage with shareholders to solicit feedback relating to executive compensation and corporate governance practices.

In early 2021, we reached out to 25 of our top institutional shareholders who, in the aggregate, held 49% of our stock at February 15, 2021 to engage on matters relating to our new 2021 Equity Incentive Plan (approved by shareholders at our 2021 annual shareholder meeting) and to solicit feedback on other matters. The result of this outreach was meetings with four shareholders, who in the aggregate held 16.25% of our stock at February 15, 2021. The Board considered this shareholder feedback when determining the number of shares sought to be included in the pool of the new equity plan, as well as other matters that our shareholders see as priorities.

Our Say on Pay proposal has received strong support since 2019. Our Say on Pay proposals at the 2019, 2020 and 2021 annual shareholder meetings resulted in a votes of approximately 94%, 91% and 93%, respectively, in favor of the executive compensation program. In light of such consistently strong support, we maintained the structure of our executive compensation program for fiscal year 2022.

Aligning Pay for Performance

The cornerstone of our executive compensation program is pay for performance. Accordingly, while we pay competitive base salaries and other benefits, a significant portion of each of our NEOs’ compensation opportunity is based on variable pay in the form of performance-based bonuses and long-term equity awards. As discussed above, our business has been undergoing a transition from our legacy consumer camera markets, such as wearable cameras and camera enabled drones, to AI-based CV applications for professional, automotive, and industrial and robotic applications. This multi-year effort has presented retention challenges and despite positive traction made in fiscal year 2022 is imperative to continue to galvanize our employees and executives around the strategic initiatives during this transformation, particularly as we try to further penetrate the OEM automotive market, which is a relatively new market for us. We also recognize that sustainable long-term growth is significant for shareholders. As a result, for fiscal year 2022, approximately 79% of target total compensation for our CEO was in the form of equity vesting over three years. Moreover, for fiscal year 2022, approximately 91% of the target total compensation for our CEO was “at risk” variable compensation in the form of a performance-based annual bonus opportunity, a time-based RSU award and a target PRSU award. The composition of the total annual compensation of our CEO for fiscal year 2022, as reported in the Summary Compensation Table further below, was as follows:

Corporate Governance Best Practices

What we do:	What we don’t do:

•  Link pay and performance by establishing corporate performance objectives under our fiscal year 2022 plan and granting a substantial portion of pay in the form of equity awards, including performance-based awards

•  Have stock ownership guidelines for our NEOs

•  Have a clawback policy for performance-based compensation paid to our NEOs

•  Have double-trigger change in control provisions in our NEO severance agreements

•  Have retained an independent compensation consultant to assist our compensation committee

•  Conduct annual “say-on-pay” advisory votes

•  Engage in discussions with shareholders regarding our executive compensation programs

•  Regular review by our compensation committee of our compensation-related risk profile

✗  No employment agreements with NEOs other than standard change in control severance agreements

✗  No hedging or pledging of company stock by directors or NEOs

✗  No excessive perquisites to NEOs

✗  No “tax gross-ups”, except in case of legacy agreements with two company founders

Framework for Determining Executive Compensation

Overview

Our executive compensation program has focused primarily on attracting executive talent to manage and operate our business, retaining individuals who are key to our growth and success, and rewarding individuals who help us achieve our business objectives. Our industry is characterized by high demand and intense competition for talent, including engineering personnel as well as management talent. The pool of qualified candidates is often limited, particularly in Silicon Valley, and we often compete for talent with companies much larger than us and our peer group of companies (described below). To support these objectives, we provide a competitive total compensation package to our executive officers that we believe achieves the following:

•	motivates and rewards highly-talented individuals whose skills, knowledge and performance are critical to our success;

•	links overall compensation to achieving corporate objectives set at the beginning of each year and to individual performance during the year;

•

creates long-term incentives for management to increase shareholder value by having a significant portion of compensation tied to our long-term success and, in particular, our total shareholder return over a three-year period; and

•	provides total compensation that is fair, reasonable and competitive.

Since our initial public offering in 2012, our executive compensation program continues to evolve. We have continued to make incremental changes to our executive compensation program to adopt practices that are appropriate for the Company given our business, industry, size, growth, and other factors. We have engaged an independent compensation consultant since our initial public offering, including for fiscal year 2022, which assists our compensation committee in determining executive compensation. Over the last few years, we have considered and used different types of equity awards to grant our NEOs, as we strive to establish a mix that continues to appropriately emphasize pay for performance, compensation that is competitive with the market and provide appropriate incentive to drive our business success and retain our key talent.

Peer Companies

In setting executive compensation for fiscal year 2022, our compensation committee considered the compensation data gathered by Semler Brossy Consulting Group, LLC (“Semler Brossy”) for the Company’s peer group of companies, although it did not benchmark or otherwise target our compensation to any specific percentile or range with respect to our compensation peers. The peer group’s primary purpose is to inform on pay program design, relationship of pay and performance, and equity usage at companies with which the Company competes for customers and/or executive talent.

During fiscal year 2021, the compensation committee retained the fiscal year 2020 peer group, which was intended to align with the Company’s market cap, revenues, industry and growth profile. As a result, the peer group was formed among semiconductor companies with revenue 1/3 to 3 times the revenue of the Company. This peer group was used for the basis of fiscal year 2022 compensation decisions, including related to fiscal year 2022 base salary and fiscal year 2022 equity grants, until a new peer group was approved in November 2021.

Peer Group During First Portion of Fiscal Year 2022

Alpha and Omega Semiconductor	MaxLinear
CEVA	Monolithic Power Systems
DSP Group	NeoPhotonics
Impinj	Power Integrations
Inphi	Rambus
Lattice Semiconductor	Semtech
MACOM Technology	Universal Display

During the second half of fiscal year 2022 (in November 2021), the compensation committee further revised the peer group to more closely align with the Company’s market cap, revenues, industry and growth profile, including adding several AI software companies to reflect the Company’s transition to AI computer vision and one company supplying machine perception technology for the autonomous vehicles, to reflect the Company’s increased focus on the OEM automotive market. Inphi was removed following the completion of its acquisition in 2021, and DSP Group and NeoPhotonics were removed due to their low market valuations and price-to-sales ratio relative to the remainder of the group.

Peer Group During Second Portion of Fiscal Year 2022

Alpha and Omega Semiconductor	LivePerson - new
Altair Engineering - new	Luminar - new
Alteryx - new	MACOM Technology
AppFolio - new	MaxLinear
C3.ai - new	Power Integrations
CEVA	Rambus
Cerence - new	Semtech
Impinj	Universal Display
Lattice Semiconductor

The Role of the Compensation Committee and Board of Directors

The compensation committee is responsible for the executive compensation program for our executive officers. The compensation committee formally met four times during fiscal year 2022, to review and discuss matters related to compensation of our employees and executive officers. Some of these meetings were held with members of management in attendance and some were held in closed session. The meetings also included members of our compensation consultant (as described below). The compensation committee reports to the Board on its discussions and actions and, in some cases, recommends to the Board the decisions to be made and other actions to be taken with regard to our executive officers’ compensation. Our compensation committee’s decisions regarding executive compensation are based on the compensation committee’s assessment of the performance of the Company and each individual executive officer, as well as other factors, such as prevailing industry trends and the competitive market for executive talent.

The Role of Management

Our CEO and Chief Financial Officer (“CFO”) typically make recommendations to our compensation committee, attend certain compensation committee meetings and are involved in the process for setting our NEOs’ compensation, provided that neither our CEO nor our CFO makes recommendations as to his own compensation or participates in compensation committee discussion of their own compensation. Our compensation committee considers management’s recommendations but is not required to follow any recommendations and may adjust compensation up or down as it determines in its discretion. Our compensation committee reviews the recommendations and other data and approves or makes recommendations to the Board as to each NEO’s total compensation, as well as each individual compensation component.

The Role of the Compensation Consultant

The compensation committee has authority to appoint and retain a compensation consultant. The reasonable fees for services rendered by the compensation consultant are paid by the Company. For fiscal year 2022, our compensation committee engaged Semler Brossy to provide compensation consulting services and Semler Brossy served at the discretion of compensation committee. Services provided by Semler Brossy included presenting market data and our compensation peer group companies (as described above) to the compensation committee; analyzing our NEOs’ salary, short-term incentive and equity incentive compensation in relation to market data; assisting the compensation committee with evaluating our equity incentive program and our annual bonus program to ensure they achieve desired objectives; assisting the compensation committee with a risk assessment; and attending compensation committee meetings as requested by the compensation committee. Semler Brossy provides no services to Ambarella other than those it provides to the compensation committee. The compensation committee assesses Semler Brossy’s independence annually under SEC and NASDAQ standards and has concluded that Semler Brossy was independent and that no conflict of interest exists as to its work.

Elements of Executive Compensation

The compensation of our NEOs consists of the following principal components:

•	base salary;

•	performance-based bonuses;

•	equity incentive awards; and

•	severance and change of control benefits.

We strive to achieve an appropriate mix between cash compensation and equity incentive awards to meet our objectives. We do not apply any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, or between cash and various equity-based awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our NEOs to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

Our Board, led by our compensation committee, generally conducts an annual review of our executive compensation, as well as the mix of components used to compensate our NEOs. In reviewing and setting the executive compensation for fiscal year 2022, our compensation committee and Board relied on its collective judgment, recommendations from Dr. Wang (for executives other than Dr. Wang), the relative pay among the management team members, and its assessment of each executive officer’s role, responsibilities and overall contribution to the business in determining the size and mix of compensation for each executive, and Semler Brossy’s analysis of executive pay practices of the Company’s compensation peers. Given our strong commitment to pay for performance, the large majority of each NEO’s target direct compensation (salary, annual bonus opportunity, and target equity awards) was variable and subject to the achievement of key performance objectives that are important for the growth and success of the Company.

Key changes in executive compensation for fiscal year 2022 include (additional details regarding these changes are provided in the sections that follow):

•

Increase in CEO base salary: Based on comparison to peer companies, as well as in recognition of the Company’s strong performance in its transition to CV technology and markets, the Board approved a 45% increase in CEO annual base salary to $550,000.

•	Increase in NEO base salaries: Base salaries for our other NEOs were increased 3.3% for fiscal year 2022, which was below the merit increase budget for our broader U.S. employee base.

•

Change in annual executive bonus program to align with broader employee base: The total size of the target executive bonus pool increased 20% year-over-year in fiscal year 2022 in recognition of higher forecasted revenues and non-GAAP operating profit compared to the prior year. This increase followed reductions in the executive bonus pool targets in fiscal years 2019 - 2021, which correlated with the declines in revenue as the Company navigated its transition from purely video processors to CV-centric SoCs.

Base Salary

Our base salaries are intended to provide financial stability, predictability and security of compensation for our executive officers for fulfilling their core job responsibilities. The base salaries of our NEOs are based primarily on role, the scope of their responsibilities, experience, performance and contributions, and our compensation committee’s understanding of compensation paid to similarly situated executives. None of our NEOs has an employment agreement that provides for automatic or scheduled increases in base salary.

Our NEOs did not receive salary increases from fiscal year 2012 to fiscal year 2018. Based upon market data that executive salaries were trailing behind market, the compensation committee has approved increases to NEO salaries the last four years, including increases for fiscal year 2022. The Board approved a significant increase in the annual base salary for our CEO for fiscal year 2022 (setting his annual base salary at $550,000), based on comparison to peer companies and in recognition of performance of the company in its transition to CV-centric applications and markets. The compensation committee also approved base salary increases of approximately 3.3% for our other NEOs. The 3.3% increase in NEO salaries was below the increase for the Company’s general employee population. The following table sets forth the annual base salary for each of our NEOs for fiscal year 2022:

Name	Year 2022 Base Salary	Change from Fiscal Year 2021
Fermi Wang	$550,000	45.0%
Leslie Kohn	$368,161	3.3%
Casey Eichler	$356,178	3.3%
Chan Lee	$333,659	3.3%
John Ju	$304,942	3.3%
John Young	$273,745	3.3%

Annual Performance-Based Bonuses

Our NEOs are eligible to receive bonuses under our annual bonus plan established at the beginning of the fiscal year. Annual bonuses are intended to motivate our executives to achieve, and reward our executives for achieving, important corporate financial and operational goals, as well as individual performance.

An annual bonus pool for employees and executives is established by the Board at the time the Company’s annual operating budget is approved by the Board. For fiscal year 2022, the total target bonus pool was increased 20% year-over-year from fiscal year 2021 which was reflective of the anticipated increase in revenue and profit under the Company’s annual operating plan for fiscal year 2022. This followed decreases in the bonus pool target sizes in fiscal years 2019 to 2021.

The Fiscal Year 2022 Annual Bonus Plan linked a portion of employee and executive compensation to our actual financial and operational performance. Prior to fiscal year 2021, the bonus program was based upon two equally weighted performance metrics, which were (i) annual revenue and (ii) annual operating profit, before bonus accruals. Following feedback from shareholders and proxy advisory firms, the Board determined it was important to also have bonuses based upon performance against annual strategic objectives important to the Company’s business transition. Accordingly, for fiscal year 2022, and consistent with our approach in fiscal years 2020 and 2021, the bonus program has been based upon three equally weighted performance metrics: (i) annual revenue, (ii) annual operating profit, before bonus accruals, and (iii) a set of five strategic objectives.

Once achievement of these performance goals has been certified by the compensation committee, the target bonus pool size is adjusted based upon the level of achievement. In prior years, the pool for executives was adjusted between a threshold of 70% and a maximum of 200% based on the level of achievement. For fiscal year 2022, the target bonus pool shifted to a range of 0 – 150% of target, to align with the bonus pool for the broader employee base. The pool is then distributed to individual NEOs as determined by the compensation committee, with input from the CEO, based on factors such as historical allocation, the individual’s role and individual contribution to the Company’s financial results and strategic objectives. The CEO determined, based on similar factors, the bonus allocation for Mr. Young, pursuant to the compensation committee’s delegation of authority to the CEO to determine non-executive officer bonuses. Based on his status as interim principal financial officer for a portion of fiscal year 2022, Mr. Young’s bonus was subsequently reviewed and approved by the compensation committee. Dr. Wang’s bonus award, as CEO, is recommend by the compensation committee and approved by the Board.

Performance Metric Selection and Goal Setting.

As noted above, for fiscal year 2022, the executive bonus program was based upon three equally-weighted performance metrics: (i) annual revenue, (ii) annual operating profit, before bonus accruals, and (iii) a set of five strategic objectives. These performance objectives were chosen because the compensation committee and Board believe that these are important financial metrics that reflect our performance as a growing company and indicators of successful execution of our annual operating plan. While revenue remained an important focus for the Company’s overall business success, the operating profit goal also was important to ensure that the pursuit of revenue and research & development was balanced with efforts in achieving profitable margins and the management of expenses. The operating profit goal is a non-GAAP measure and refers to our GAAP operating income less the impact of stock-based compensation and the associated tax impact and excluding bonus accruals. The strategic goals metric is a measure consisting of five short-term strategic objectives significant to the Company’s transition from traditional image and video processors to CV-based solutions for a broader range of markets, which we believe will create long term value.

The compensation committee established threshold, target and maximum achievement levels for each of the three performance metrics. Once achievement of these performance goals has been certified by the compensation committee, the target executive bonus pool size is adjusted to between 0% and a maximum of 150% based upon the level of achievement. Failure to achieve threshold performance of any specific metric would result in no payout for that portion of the bonus pool, and failure to achieve threshold performance on all metrics would result in none of the bonus pool becoming payable. Funding of the target pool size between performance goals is based on a linear interpolation. The executive bonus pool funding levels resulting from performance achievement for the two financial performance metrics were as follows:

Revenue

Attainment vs. Plan	Revenue Amount	Percentage of Revenue-Related Portion of Pool Funded
Threshold	$210.2 million	0%
Target	$280.2 million	100%
Maximum	$322.2 million	150%

Non-GAAP Operating Profit

Attainment vs. Plan	Operating Profit Amount	Percentage of Operating Income- Related Portion of Pool Funded
Threshold	$22.5 million	0%
Target	$30.5 million	100%
Maximum	$45.5 million	150%

The compensation committee intended that the difficulty of attaining the goals would be relatively consistent with prior years and would require strong operational performance. The targets for fiscal year 2022 represented significant increases over the prior year’s results, including a 26% increase in revenue at target and a 260% increase in operating profit at target. At the time of the compensation committee’s goal setting, there was significant uncertainty regarding the extent of potential disruption to worldwide markets and industries as a result of the COVID-19 pandemic and ongoing supply chain challenges in the semiconductor industry. The compensation committee also acknowledged that the Company was still in the early stages of adoption of its new CV products and transition to new markets focused on CV applications.

For the Fiscal Year 2022 Annual Bonus Plan, the five strategic objectives related to the long-term success of the Company’s business transition and were as follows (with points assigned for achievement):

•	Securing significant design wins for an automotive OEM ADAS or Level2+ autonomous application (1 point per design win);

•	Total CV-related revenue equal to at least 25% of total revenue (1 point);

•	Securing design wins for consumer IP camera applications and robotic, manufacturing, access control and warehousing applications using the Company’s new CV solutions (up to maximum of 1.5 points);

•	Product development milestones related to our new CV3 domain controller SoC (up to 1 point); and

•	Product development milestones related to our computer vision application system (up to 1 point).

The strategic objectives-related portion of the bonus pool was scheduled to fund as follows (with linear interpolation of funding amounts for performance between the listed performance achievement amounts):

Attainment vs. Plan	Points Achieved	Percentage of Strategic Objective- Related Portion of Pool Funded
Threshold	1 point	50%
Target	3 points	100%
Maximum	5 points	200%

Under our Fiscal Year 2022 Annual Bonus Plan, our compensation committee and Board had the discretion to reduce, eliminate or increase the size of the bonus pool and the individual bonuses. The compensation committee did not make any changes to the performance metrics for fiscal year 2022.

Fiscal Year 2022 Annual Bonus Metric Weighting

Fiscal Year 2022 Performance

For fiscal year 2022, we exceeded target for all three of the metrics, resulting in funding of the bonus pool at a level of 150% of target. The higher than target revenue was primarily attributable to increased revenue from the professional IP security camera and automotive markets. The higher than target operating profit was primarily due to increased revenue as well as control over operating costs. We achieved or partially achieved 4 of the 5 strategic objectives, including: achieving more than 25% of total revenue from CV solutions; securing design wins for consumer IP security camera, robotic, access control and warehousing applications using the Company’s new CV solutions; product development milestones relating to our CV3 domain controller SoC; and product development milestones related to our computer vision application system. Based on these results, the compensation committee determined the percentage achievement of each performance metric and the corresponding payout factor:

Metric	Weight	Target Performance Goal	Actual Results	Payout Factor (% of Target)
Revenue	33.3%	$280.2 million	$331.9 million	150%
Operating Profit	33.3%	$30.5 million	$66.85 million	150%
Strategic Goals	33.3%	3.0 points	4.5 points	175%
Total	100%			150%

Individual Bonus Opportunity

After the total funding level of the executive bonus pool had been determined, our CEO met with the compensation committee and provided recommendations with respect to individual bonus allocations for NEOs other than himself. The compensation committee considered these recommendations, as well as historical allocations, the executives’ individual contributions to the Company’s financial and operational results with a focus on executive retention in light of prevailing market conditions in our industry.

The compensation committee recommended to the Board the annual bonus award for our CEO set forth in the table below, which was approved by the independent members of the Board. The compensation committee also determined to make annual bonus awards to our other NEOs set forth in the table below.

Name	Fiscal Year 2022 Bonus	Fiscal Year 2022 Share of Executive Bonus Pool
Fermi Wang	$750,000	23.2%
Leslie Kohn	$450,000	13.9%
Casey Eichler	$165,000	5.1%
Chan Lee	$390,000	12.1%
John Ju	$320,000	9.9%
John Young	$180,000	5.6%

Bonus awards were paid out to NEOs, as well as other high- and mid-level employees, in March 2022 in the form of fully-vested stock awards.

Equity Incentive Awards

Equity-based compensation has been our primary long-term incentive compensation component. Our equity-based compensation is intended to offer both retention incentives and long-term performance, through various equity-based vehicles. We continue to believe that shared financial success in long-term incentives motivates our executive officers to grow revenue and earnings, enhance shareholder value and more closely align the interests of our shareholders and executives. Equity awards to our executives, including our NEOs, are typically made in the first quarter of the fiscal year.

Long-Term Incentive Design.

Beginning in fiscal 2018, we redesigned our annual executive equity grant structure to include both restricted stock units (RSUs) and performance-based restricted stock units (PRSUs). Since fiscal year 2020, all NEOs have received 50% of the equity awards as PRSUs and 50% as time-based vesting RSUs. We believe this mix balances our emphasis on tying our long-term financial performance and shareholder value creation to the executive officers’ financial gain, with our need to effectively retain our key talent in a highly competitive market.

For fiscal year 2022, the Board, upon recommendation of the compensation committee, established a target equity award pool, which included both time-based and performance-based restricted stock units, for our NEOs and certain other high-level employees. Equity award grants were then allocated to these individuals based upon a number of factors, including individual performance, retention needs, historical allocations and competitive market data. The target total equity award for our CEO and other NEOs, other than Messrs. Kohn and Lee, increased for fiscal year 2022 in recognition of a comparison to peers and in recognition of the strong performance of the Company in its transition to CV-centric applications and markets. The target total equity award for Messrs. Kohn and Lee decreased from the elevated levels of the prior two years. The individual RSU and PRSU grants for our NEOs for fiscal year 2022 were as follows:

Name	Time-based RSUs (#)	Grant Date Fair Value of Time-based RSUs ($)	PRSUs (at Target) (#)	Grant Date Fair Value of PRSUs (at Target) ($)
Fermi Wang	17,609	1,963,580	17,609	2,942,288
Leslie Kohn	11,006	1,227,279	11,006	1,838,993
Casey Eichler	6,163	687,236	6,163	1,029,776
Chan Lee	8,805	981,846	8,805	1,471,227
John Ju	6,163	687,236	6,163	1,029,776
John Young	2,972	331,408	2,972	496,591

The number of PRSUs granted was determined in the same method as the time-based RSUs, by dividing the target dollar amount by a trailing average closing price on the date of grant. A 30-trading day trailing average was used in determining the average closing price on the date of grant. The grant date fair value of the RSUs for accounting purposes was determined by multiplying the number of shares subject to the RSU by the closing price of our ordinary shares on the date of grant, which was $111.51. The grant date fair value of the PRSUs for accounting purposes was determined using a Monte Carlo analysis, which results in a different grant date fair value, and is the value reflected above and in the Summary Compensation and Grants of Plan-Based Awards tables below.

Time-Based Restricted Stock Unit Design Detail.

One-half of equity awards was granted as restricted stock units subject to time-based vesting. These annual restricted stock units granted to our NEOs vest in equal quarterly installments over the three years following grant, subject to continued service of the executive.

Performance-Based Restricted Stock Unit Program Design.

Prior to fiscal year 2020, our performance-based equity awards included two types of performance metrics: one metric tied to annual strategic objectives and one metric tied to the Company’s three-year total shareholder return (TSR). In response to shareholder feedback that informed our compensation committee’s decisions for fiscal year 2020, the Company removed the one-year strategic performance goals from its PRSUs and utilized only a three-year TSR metric under which the Company’s total shareholder return is measured against the median company in the Philadelphia Semiconductor Index (SOXX). This structure was retained for fiscal year 2022. As equity is the largest component of our NEO’s compensation, we believe this structure focuses our management team on long-term value creation for further alignment with shareholder interests.

For the fiscal 2022 PRSU awards, TSR is calculated using a 50-day average at February 1, 2021 and January 31, 2024. If the relative TSR performance of our ordinary shares for the three-year period of February 1, 2021 to January 31, 2024 is equal to the TSR of the median company of the SOXX index over the same period, then 100% of the target number of PRSUs will vest, subject to the executive remaining in service with the company through the vesting date. If the relative TSR performance of our ordinary shares for the three-year period is 25 percentage points better than the TSR of the median company of the SOXX index over the same period, then 200% of the target PRSUs will vest. If the relative TSR performance of our ordinary shares for the three-year period is 25 percentage points worse than the TSR of the median company of the SOXX index over the same period, then 0% of the target PRSUs will vest. For relative TSR performance between these specified threshold and maximum points, the compensation committee will determine the percentage of the target number of PRSUs through straight-line interpolation.

Company Relative TSR Performance (percentage variance from median company)	Percentage of PRSUs Vesting (as a percentage of the Target Number of PRSUs)
- 25 percentage points	0%
0 percentage points	100%
+25 percentage points	200%

Following the end of fiscal year 2022, the compensation committee certified the relative TSR performance of our ordinary shares under PRSUs granted in 2019 for the three-year period from February 1, 2019 to January 31, 2022. The compensation committee certified the Company’s TSR performance over this period at approximately 371%, which was 115% above the median company in the SOXX Index. As a result of this TSR performance, the PRSUs granted in 2019 paid out at 200% of target when the PRSUs vested in March 2022.

Severance and Change of Control Benefits

Employment of our executive officers is “at will.” Prior to our initial public offering, we entered into severance and change of control agreements with Dr. Wang and Messrs. Kohn, Lee, and Ju, pursuant to which they are entitled to receive compensation and other benefits in connection with certain terminations of employment and terminations of employment in connection with a change of control event. Following his hiring, we entered into a change of control agreement with Mr. Eichler in substantially the same form as Dr. Wang’s and Mr. Kohn’s agreement, except without a tax “gross-up” provision. In connection with Mr. Young’s hiring, we entered into a change of control agreement with him in the same form as Messrs. Lee’s and Ju’s agreements.

Our goal in providing certain severance and change of control benefits is to offer sufficient cash continuity protection such that the executive will focus his full time and attention on the requirements of our business rather than the potential implications for his respective position. We prefer to have certainty and internal parity regarding the potential severance amounts payable to our NEOs under certain circumstances, rather than negotiating severance at the time that an NEO’s employment terminates. We have also determined that accelerated vesting provisions are appropriate because they will encourage our NEOs to stay focused on our business in such circumstances, rather than focus on the potential implications for them.

These agreements are described in more detail below under “Employment, Severance and Change of Control Arrangements.”

Broad Based Employee Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Each NEO is eligible to participate in all of our employee benefit plans generally applicable to employees on a broad basis in the country in which the executive is located. Our U.S.-based NEOs are eligible to participate in our U.S.-based employee benefits plans, such as medical, dental, disability, vision, group life and accidental death and dismemberment insurance, our patent incentive program and our 401(k) plan, in each case on the same basis as other U.S.-based salaried employees. Mr. Chen is based in Taiwan and as a result, he participates in the generally available employee benefit plans maintained for our Taiwan employees.

We do not offer excessive perquisites to any of our NEOs.

Anti-hedging and Anti-pledging

Under our insider trading policy, all of our directors and executive officers, including all of our NEOs, are prohibited from any hedging or similar transactions designed to decrease the risks associated with holding our securities. In addition, our NEOs may not pledge our securities as collateral for loans.

Stock Ownership Guidelines

We have established stock ownership guidelines applicable to our NEOs and non-employee directors. The guidelines promote share ownership by requiring NEOs and non-employee directors to attain and maintain a minimum share ownership level equal to a multiple of his or her base salary or annual cash retainer. The required ownership levels under the guidelines are as follows:

Position	Ownership Requirement
Chief Executive Officer	5x Annual Base Salary
Other Executive Officers	3x Annual Base Salary
Non-Employee Director	5x Annual Cash Retainer

Should any NEO or non-employee director not satisfy the stock ownership guidelines (as described above) such NEO or non-employee director must retain at least 50% of any net shares derived from vested restricted stock or restricted stock units, exercised stock options or stock purchase plan holdings until his or her guideline is met. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price (if any) of equity awards and applicable taxes. As of January 31, 2022, all of our NEOs and non-employee directors satisfy their equity ownership requirements.

Clawback Policy

Our Board has adopted an Executive Compensation Clawback Policy. Under the policy, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws caused by misconduct, we can seek recoupment from current or former NEOs who participated in the misconduct of an amount corresponding to any performance-based compensation (including any annual bonus or equity-based awards) that the Company determines would not have been granted, vested or paid had the Company’s results as originally reported been equal to the Company’s results as subsequently restated. The policy applies to incentive compensation granted for fiscal years commencing after January 31, 2017.

Tax and Accounting Considerations

Deduction Limitation

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO, CFO and certain other employees including our NEOs. While the Board and our compensation committee generally consider the financial accounting and tax implications of compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. To maintain flexibility in compensating our executive officers in a manner designed to achieve our corporate objectives, the Board and compensation committee do not require that all compensation be deductible.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718, Compensation - Stock Compensation, for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payments made to our employees and the members of our Board based on the grant date “fair value” of these awards. This calculation is performed for financial accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. FASB ASC Topic 718 also requires us to recognize the compensation cost of our share-based compensation awards in our income statements over the requisite employee service period.

COMPENSATION COMMITTEE REPORT2

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Ambarella’s management. Based on this review and discussion, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ambarella’s Proxy Statement.

D. Jeffrey Richardson (Chairman)

Hsaio-Wuen Hon

Chenming C. Hu

Teresa H. Meng

Compensation Risk Assessment

Our compensation committee assesses and considers potential risks when considering and approving the compensation programs for our executive officers and employees. Based upon this assessment, we believe our compensation programs are structured in a manner that does not create risks reasonably likely to have a material adverse effect on us in the future. Our compensation committee retains oversight of all compensation decisions relating to our executive officers. Our compensation programs are designed with features to address potential risks while rewarding employees and executives for achieving financial and corporate objectives. The primary component of executive incentive compensation is equity awards with multiple-year vesting, which are intended to encourage long-term growth and appreciation in the value of our business and reduce the incentive for executives and other employees to take risks that might increase short-term compensation at the expense of long term Company performance and results. In addition, the total amount of performance-based cash incentives is capped. Moreover, we do not offer excessive perquisites.

[2]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by Ambarella under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than Ambarella’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary Compensation Table for Fiscal Year 2022

The following table summarizes the compensation that we paid or was earned by our chief executive officer, our chief financial officer, each of our three most highly compensated executive officers during the 2022 fiscal year ended January 31, 2022, as well as our Vice President, Finance, who is included solely due to his designation as interim principal financial officer for a portion of fiscal year 2022. We refer to these executive officers in this proxy statement as our “named executive officers” (or “NEOs”).

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Feng Ming (Fermi) Wang,	2022	550,000	4,905,867	750,000	—	6,205,867
Chairman of the Board of Directors, President and Chief Executive Officer	2021 2020	378,700 367,700	4,717,849 4,263,291	500,000 479,200	— —	5,596,549 5,110,191

Leslie Kohn	2022	368,161	3,066,272	450,000	—	4,198,783
Chief Technology Officer and Director	2021 2020	356,400 346,000	3,591,383 3,540,462	250,000 336,302	1,000 8,000	4,198,783 4,230,764

Kevin C. (Casey) Eichler	2022	356,178	1,717,012	165,000	—	2,238,192
Former Chief Financial Officer(5)	2021 2020	344,800 334,800	1,567,181 1,416,224	188,000 242,102	— —	2,099,981 1,993,126

Chan Lee	2022	333,659	2,453,073	390,000	—	3,176,732
Chief Operating Officer

John Ju	2022	304,942	1,717,012	320,000	40,000	2,381,954
Senior Vice President, Systems

John Young	2022	273,745	827,999	180,000	—	1,281,744
Vice President, Finance

(1)

The dollar amounts in this column include aggregate grant date fair values of the RSUs and PRSUs granted in fiscal year 2022, calculated pursuant to FASB ASC 718. These grant date fair values have been determined based on the assumptions described under Note 12 of our financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2022, as filed with the SEC on April 1, 2022. As these values reflect the aggregate grant date fair value in accordance with ASC 718, they do not necessarily correspond to the actual value, if any, that may be realized by the named executive officers. The grant date fair values of the PRSUs were calculated based on the application of a Monte Carlo simulation model to determine the probable outcomes of the market-based performance conditions. The grant date fair values of the PRSUs do not correspond to the actual values that may be recognized by the holders of these awards, which may be higher or lower based on a number of factors, including Ambarella’s performance, the performance of the companies included in the Philadelphia Semiconductor Index, and the satisfaction of applicable time-based vesting conditions. Since certain vesting conditions related to the PRSUs are considered market conditions and not performance conditions pursuant to FASB ASC 718, maximum grant date fair values are not provided in this column. The vesting conditions and other terms of the PRSUs are discussed in more detail in the tables entitled “Grants of Plan-Based Awards in Fiscal Year 2022” and “Outstanding Equity Awards at 2022 Fiscal Year End” and in “Compensation Discussion and Analysis.”

The table below sets forth the maximum grant date fair values of the PRSUs granted to Ambarella’s NEOs in fiscal year 2022 assuming all performance conditions are achieved at maximum levels and based upon the fair market value of the awards on the date of grant:

Name	Shares	PRSU Awards Per Share ($)	Maximum Aggregate Value ($)
Fermi Wang	35,218	111.51	3,927,159
Leslie Kohn	22,012	111.51	2,454,558
Casey Eichler	12,326	111.51	1,374,472
Chan Lee	17,610	111.51	1,963,691
John Ju	12,326	111.51	1,374,472
John Young	5,944	111.51	662,815

(2)	Reflects performance-based bonuses paid to our executive officers for performance for the fiscal years ended January 31, 2022, 2021and 2020, which were paid in fully-vested stock awards.
(3)	Reflects payments made under our patent incentive program to Mr. Kohn. Reflects an allowance for housing for Mr. Ju in Taiwan near our Taiwan office.
(4)	Mr. Eichler was on a medical leave of absence for part of fiscal year 2022.
(5)	Mr. Young served as the interim principal financial officer of the Company from November 9, 2021 to April 4, 2022.

Grants of Plan-Based Awards for Fiscal Year 2022

The following table shows, for each of the NEOs, certain information concerning all plan-based awards made in fiscal year ended January 31, 2022. This information supplements the information about these awards set forth in the Summary Compensation Table.

		Estimated Future Payout Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Fermi Wang		0	550,000	825,000
	3/4/2021				0	17,609	35,218		2,942,288
	3/4/2021							17,609	1,963,580

Leslie Kohn		0	280,000	420,000
	3/4/2021				0	11,006	22,012		1,838,993
	3/4/2021							11,006	1,227,279

Casey Eichler		0	215,000	322,500
	3/4/2021				0	6,163	12,326		1,029,776
	3/4/2021							6,163	687,236
Chan Lee		0	250,000	375,000
	3/4/2021				0	8,805	17,610		1,471,227
	3/4/2021							8,805	981,846
John Ju		0	180,000	270,000
	3/4/2021				0	6,163	12,326		1,029,776
	3/4/2021							6,163	687,236
John Young		0	100,000	150,000
	3/4/2021				0	2,972	5,944		496,591
	3/4/2021							2,972	331,408

(1)	Our non-equity incentive plan awards, and how they were determined, are based upon a structure that includes some discretion as to amounts paid to each NEO, as discussed above in the “Compensation

Discussion and Analysis.” The amounts listed in this table represent the threshold, target and maximum amounts that would have been earned under the Fiscal Year 2022 Annual Bonus Plan assuming each NEO received the same percentage of the bonus pool that was awarded to such NEO for fiscal year 2021. No amounts are earned for failure to achieve any of the threshold revenue, operating profit before bonus or strategic objectives goals. Typically, the actual percentage of the bonus pool allocated to each individual is determined following completion of the fiscal year based on a variety of factors, including historical allocation, the executive’s individual contributions and retention considerations, as well as taking into consideration the CEO’s recommendations. The actual allocation of bonuses paid to our NEOs for fiscal year 2022 is reflected in the “Summary Compensation Table” above and in the “Compensation Discussion and Analysis.”
(2)

The amounts shown represent shares potentially issuable pursuant to performance-based restricted stock units (or PRSUs) granted on March 4, 2021, under our 2012 Equity Incentive Plan. These awards have both “performance” and “continued service” conditions that must be met in order for the executive to receive the shares. Pursuant to the time-based vesting requirements, the target number of shares underlying the equity awards is scheduled to vest on March 15, 2024, subject to continued service through the scheduled vesting date and subject to increase or decrease by 100% of target based on attainment of specified levels of the Company’s total stockholder return (TSR) over the three-year period ending January 31, 2024. The “maximum” level represents the best case TSR performance scenario.

(3)	Represents restricted stock unit grants vesting quarterly over a period of three years, subject to continued service through the applicable vesting dates.
(4)

The dollar amounts in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718.

Option Exercises and Stock Vested During Fiscal Year 2022

The following table shows certain information concerning option exercises and value realized upon the exercise of stock options and the vesting of restricted stock unit grants by the NEOs during fiscal year 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Fermi Wang	44,444	3,613,297	112,924	14,396,434
Leslie Kohn	—	—	69,963	9,115,614
Casey Eichler	—	—	36,061	5,693,999
Chan Lee	—	—	58,047	7,554,887
John Ju	—	—	36,237	4,628,952
John Young	—	—	13,851	2,059,194

(1)	The value realized on exercise is calculated as the difference between the market price of the shares underlying the options exercised and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on each vesting date.

Outstanding Equity Awards at Fiscal Year-End 2022

The following table shows certain information regarding outstanding equity awards held by our NEOs at the end of fiscal year 2022.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Fermi Wang	36,000	—		$38.92	9/7/2024
	50,000	—		$41.36	3/06/2026
						42,873	(3)	6,008,651
						3,573	(4)	500,756
						43,109	(5)	6,041,726
						17,963	(6)	2,517,514
						17,609	(7)	2,467,901
						13,207	(8)	1,850,961

Leslie Kohn						35,604	(3)	4,989,901
						2,967	(4)	415,825
						32,816	(5)	4,599,162
						13,674	(6)	1,916,411
						11,006	(7)	1,542,491
						8,255	(8)	1,156,938
Casey Eichler	17,083	2,917	(9)	$38.11	9/3/2028
						18,750	(10)	2,627,813
						14,242	(3)	1,996,016
						1,187	(4)	166,358
						14,320	(5)	2,006,948
						5,967	(6)	836,275
						6,163	(7)	863,744
						4,623	(8)	647,913

Chan Lee						29,670	(3)	4,158,251
						2,473	(4)	346,591
						26,850	(5)	3,763,028
						11,188	(6)	1,567,998
						8,805	(7)	1,234,021
						6,604	(8)	925,551
John Ju	8,900			$38.92	9/7/2024
						14,259	(3)	1,998,399
						1,189	(4)	166,638
						14,338	(5)	2,009,471
						5,975	(6)	837,396
						6,163	(7)	863,744
						4,623	(8)	647,913
John Young	25,000			$55.80	3/27/2027
						2,140	(11)	299,921
						3,938	(12)	551,911
						7,500	(13)	1,051,125
						3,580	(5)	501,737
						1,492	(6)	209,104
						2,972	(7)	416,526
						2,229	(8)	312,394

(1)

Vesting of each equity award pursuant to the vesting schedules described in the footnotes to the above table is contingent upon the executive officer’s continued service to the Company through the applicable vesting dates.

(2)

The amounts under “Market Value of Shares of Stock or Units That Have Not Vested” were calculated as the product of the closing price of our ordinary shares on the NASDAQ Global Market on January 31, 2022, which was $ $140.15, and the number of shares subject to the applicable stock option or restricted stock unit award.

(3)

Shares represent an award of performance-based restricted stock units covering a target number of shares. Pursuant to time-based vesting requirements, this award was scheduled to vest on March 15, 2022, subject to continued service requirements. The number of shares eligible to vest on March 15, 2022 could be increased or decreased by 100%, or may remain the same, based upon attainment of specified levels of the Company’s total stockholder return over the three-year period ending January 31, 2022. Based on the Company’s total stockholder return, the number of shares that vested on March 15, 2022 was increased by 100% of the target amount.

(4)	The shares subject to the restricted stock unit award vest over a three-year period commencing on June 15, 2019, with 1/12 of the shares vesting on a quarterly basis.
(5)

Shares represent an award of performance-based restricted stock units covering a target number of shares. Pursuant to time-based vesting requirements, up to 100% of this award is scheduled to vest on March 15, 2023, subject to continued service requirements. The number of shares eligible to vest on March 15, 2023 may be increased or decreased by 100%, or may remain the same, based upon attainment of specified levels of the Company’s total stockholder return over the three-year period ending January 31, 2023.

(6)	The shares subject to the restricted stock unit award vest over a three-year period commencing on March 15, 2020, with 1/12 of the shares vesting on a quarterly basis.
(7)

Shares represent an award of performance-based restricted stock units covering a target number of shares. Pursuant to time-based vesting requirements, up to 100% of this award is scheduled to vest on March 15, 2024, subject to continued service requirements. The number of shares eligible to vest on March 15, 2024 may be increased or decreased by 100%, or may remain the same, based upon attainment of specified levels of the Company’s total stockholder return over the three-year period ending January 31, 2024.

(8)	The shares subject to the restricted stock unit award vest over a three-year period commencing on March 15, 2021, with 1/12 of the shares vesting on a quarterly basis.
(9)

The shares subject to the stock option vest over a four- year period commencing on August 6, 2018, with 1/4 of the shares vesting on August 6, 2019 and the remainder vesting ratably over the remaining 36 months.

(10)

The shares subject to the restricted stock unit award vest over a four-year period commencing on September 15, 2018, with 1/4 of the shares vesting on September 15, 2019 and the remainder vesting ratably over the remaining 12 quarters.

(11)	The shares subject to the restricted stock unit award vest over a four-year period commencing on September 15, 2018, with 1/16 of the shares vesting on a quarterly basis.
(12)	The shares subject to the restricted stock unit award vest over a four-year period commencing on September 15, 2019, with 1/16 of the shares vesting on a quarterly basis.
(13)	The shares subject to the restricted stock unit award vest over a four-year period commencing on December 15, 2019, with 1/16 of the shares vesting on a quarterly basis.

Broad Based Employee Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, disability, vision, group life and accidental death and dismemberment insurance, our patent incentive program and our 401(k) plan, in each case on the same basis as other U.S.-based salaried employees. Mr. Chen is based in Taiwan and as a result, he participates in the generally available employee benefit plans maintained for our Taiwan employees. We do not offer club memberships, automobile allowances, tickets to sporting events or concerts or other perquisites to any of our NEOs as that would be inconsistent with our egalitarian corporate culture.

Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our NEOs are entitled to participate.

Potential Payments upon Termination or Change in Control

Severance Arrangements

We have entered into change of control and severance agreements with each of our NEOs. Pursuant to such agreements, upon a termination of such NEO by us other than for cause occurring more than three months before or twelve months following a change of control, subject to the execution of a general release of claims, such NEO is entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% (Dr. Wang and Messrs. Eichler and Kohn) or 50% (Messrs. Lee, Ju and Young) of the executive officer’s then-current annual base salary;

•	payment of a prorated portion of the executive officer’s annual target bonus;

•

immediate acceleration of twelve months (Dr. Wang and Messrs. Eichler and Kohn) or six months (Messrs. Lee, Ju and Young) of vesting of outstanding options and restricted stock unit (“RSU”) awards; however, the award agreement governing the performance-based restricted stock units modify this treatment with respect to such awards, as described below; and

•	Company-paid premiums for COBRA continuation coverage for up to twelve months (Dr. Wang and Messrs. Eichler and Kohn) or six months (Messrs. Lee, Ju and Young) after the date of termination.

Change of Control Arrangements

Pursuant to the change of control and severance agreements, upon a termination of the NEO by us other than for cause or, if such officer resigns for good reason, within three months before or twelve months following a change of control, subject to the execution of a general release of claims, our NEOs are entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% of the executive officer’s then-current annual base salary (or, if greater, at the level in effect immediately prior to the change of control);

•	payment of a prorated portion of the executive officer’s annual target bonus;

•

immediate acceleration of vesting of 100% (Dr. Wang and Messrs. Eichler and Kohn) or 50% (Messrs. Lee, Ju and Young) of outstanding options and RSU awards; however, the award agreement governing the performance-based restricted stock units modify this treatment with respect to such awards, as described below; and

•	Company-paid premiums for COBRA continuation coverage for up to twelve months after the date of termination.

Severance Upon Death or Disability

Pursuant to the change of control and severance agreements, if the NEO terminates due to the NEO’s death or disability (as defined in the agreements) subject to the execution of a general release of claims, such NEO is entitled to payment of a lump sum equal to 100% of the executive officer’s then-current annual base salary. With respect to Messrs. Lee, Ju and Young only, this amount is reduced to 50% of their then-current annual base salary if such termination occurs more than three months before or twelve months following a change of control.

In addition to the foregoing benefits, Dr. Wang and Mr. Kohn also would receive a gross-up payment if such officer is required to pay excise tax under Section 4999 of the Internal Revenue Code, with the amount of such gross-up payment equal to the amount of excise tax. No other executive would receive a gross-up payment. In the event that the severance and other benefits payable to Messrs. Eichler, Lee, Ju and Young constitute “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such executive’s benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.

For purposes of the change of control and severance agreements above, the term “cause” generally means the occurrence of any of the following events: (i) the executive officer’s willful and continued failure to substantially perform the duties of his position (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (ii) the executive officer’s willful and continued failure to substantially perform the lawful and specific directives of the Board, as reasonably determined by the Board (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (iii) the executive officer’s willful commission of an act of fraud or dishonesty resulting in, or is likely to result in, material economic or financial injury to us; or (iv) the executive officer’s willful engagement in illegal conduct that was or is reasonably likely to be materially injurious to us; provided that we have provided to the executive officer any requisite notice in a timely manner and, if permitted to correct the deficiency, the executive officer has failed to do so.

For purposes of the change of control and severance agreements above, “change of control” generally means the occurrence of any of the following events: (i) any person acquires ownership of our securities representing more than 50% of the total voting power of our stock (except that any change in the ownership of our ordinary shares as a result of a private financing that is approved by the Board will not be considered a change of control); (ii) any person acquires 50% or more of the total gross fair market value of our assets over a twelve-month period; (iii) the consummation of our merger or consolidation with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the Board or other governing body of such surviving entity; or (iv) the replacement of a majority of the Board during any twenty-four month period by directors whose appointment or election is not approved by a majority of the members of the Board prior to the date of the appointment or election.

For purposes of the change of control and severance agreements above, “good reason” generally means the executive officer’s voluntary resignation from all positions such officer holds with us, effective within 90 days following the expiration of the cure period described below, after the occurrence of any of the following without the NEO’s written consent: (i) a reduction by us of the executive officer’s base salary or annual target bonus in effect immediately prior to such reduction (other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (ii) a reduction by us of the executive officer’s health or welfare benefits in effect immediately prior to such reduction (other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (iii) our requiring the executive officer to move his primary work location to a location that is more than 30 miles from his then-current principal work location (unless such relocation does not increase his commuting distance); (iv) our failure to continue in effect any material compensation or benefit plan or practice in which the executive officer is eligible to participate in immediately prior to the change of control, unless certain equitable arrangements embodied in an ongoing substitute or alternative plan have been made; (v) our failure to obtain the assumption, in all material respects, of the change of control agreement by any of our successors; or, for certain of the executive officers, (vi) for NEOs other than Mr. Young, a material diminution in such executive officer’s authority, duties, responsibilities, and, other than with respect to Messrs. Lee and Ju, title or reporting structure, provided that a change (for Messrs. Lee and Ju) or a material diminution (for Dr. Wang and Messrs. Eichler and Kohn) in the executive officer’s title or reporting structure solely by virtue of the Company being acquired and made part of a larger entity will not by itself be sufficient to constitute good reason. In all cases, the executive officer must provide written notice to us of the existence of one of these conditions within 60 days after its initial existence, and we must be provided with a period of 30 days during which we may cure the circumstances giving rise to the condition, in which case no good reason will exist.

Performance-Based Restricted Stock Units

In the event of our change in control, as defined in our 2012 Equity Incentive Plan with respect to awards granted under that plan and as defined in our 2021 Equity Incentive Plan with respect to awards granted under that plan, the three-year relative total shareholder return (or TSR) goal under the PRSUs would be treated as follows. If TSR has not yet been measured, then our relative TSR performance will be measured in connection with the change in control by basing our TSR performance on the merger consideration payable with respect to Company shares in connection with the change in control, and the TSR measurement period would be shortened to reflect earlier measurement as a result of the change in control. To the extent that the actual relative TSR performance would increase the number of shares underlying the PRSUs that can vest, the adjustment will be applied to the PRSUs. However, no adjustment would be made to reduce the number of shares underlying the PRSUs that can vest as a result of actual relative TSR performance. Any shares that do not become eligible to vest based on the above treatment of the performance objectives would be forfeited at the change in control, and the shares underlying the PRSUs that have become eligible to vest will be scheduled to vest on the fifteenth day of each of June, September, December and March through the first March 15th following the end of the TSR measurement period, with the first scheduled vesting date occurring on the first June 15th following the date of grant, in equal installments, subject to the executive’s continued service through the applicable vesting dates. Further, the portion of the PRSUs that have become eligible to vest that are outstanding as of the change in control will be treated in accordance with the terms of our 2012 Equity Incentive Plan or 2022 Equity Incentive Plan, as applicable, and any change of control and severance agreement then in effect.

If before the scheduled vesting date of the applicable PRSUs and before a change in in control, the NEO’s employment is terminated by us other than for cause (as defined in the change of control and severance agreement) (and other than due to the NEO’s death or disability, as defined in the change of control and severance agreement) or, if he resigns for good reason (as defined in the change of control and severance agreement), and he otherwise satisfies the other requirements under the change of control and severance agreement for the payment of other severance benefits to him, then a prorated number of shares underlying the award will accelerate vesting, with respect to the portion of the award eligible to vest. The prorated number of shares is the target number of restricted stock units as of the date of employment termination, or if the termination occurs after the TSR measurement date but before the scheduled vesting date, the prorated number of shares is based on the extent to which any performance goals have been met on or before the employment termination but during the performance period (and as adjusted by the relative TSR performance). The proration generally is determined by measuring the number of shares under the award that would have vested through the last day of the NEO’s employment with us, had the award been scheduled to vest in equal, quarterly installments through the final vesting date, with a first vesting date of the first June 15th following the date of grant.

If on or after a change in control, the NEO’s employment is terminated by us other than for cause (as defined in the change of control and severance agreement) (and other than due to the NEO’s death or disability, as defined in the change of control and severance agreement) or if he resigns for good reason (as defined in the change of control and severance agreement), the PRSU award will be eligible for the vesting acceleration under the NEO’s change of control and severance agreement then in effect (as described further above). Otherwise, the terms of the PRSU award agreement generally supersede the vesting acceleration benefits under the NEO’s change of control and severance agreement.

For purposes of the PRSU awards above, “change in control,” as defined in our 2012 Equity Incentive Plan generally means the occurrence of any of the following events: (i) any person acquires ownership of more than 50% of the total voting power of our stock (except that acquisition of additional stock by a person already considered to own more than 50% of the voting power of our stock will not be considered a change in control); (ii) a change in our effective control that occurs when a majority of members of our Board is replaced during a 12-month period by directors whose appointment or election is not endorsed by a majority of members of the Board prior to the date of the appointment or election; or (iii) a change in ownership of a substantial portion of our assets that occurs when a person acquires 50% or more of the total gross fair market value of our assets over a twelve-month period (subject to certain exceptions, such as the transfer of our assets to our shareholders in exchange for or with respect to our stock).

Potential Payments upon Termination or Change in Control

The following table summarizes the payments that would be made to our NEOs upon the occurrence of a termination of employment qualifying for severance benefits or upon a change of control, assuming that each NEO’s termination of employment with our Company occurred on January 31, 2021, or in the event that a qualifying termination of employment in connection with a change of control of our Company occurred on January 31, 2021, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, or (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation.

	Termination Without Cause (No change of control) ($)	Termination Without Cause (Within three months before or twelve months after change of control) ($)
Fermi Wang
Cash Severance Attributable to Salary	$550,000	$550,000
Cash Severance Attributable to Bonus	500,000	500,000
Acceleration of Stock Options(1)	—	—
Acceleration of RSUs and PRSUs(2)	8,176,725	19,387,510
Continued Health Benefits(3)	42,984	42,984

Total	$8,719,709	$20,480,494

Leslie Kohn
Cash Severance Attributable to Salary	$368,161	$368,161
Cash Severance Attributable to Bonus	275,000	275,000
Acceleration of Stock Options(1)	—	—
Acceleration of RSUs and PRSUs(2)	6,173,561	9,054,951
Continued Health Benefits(3)	32,259	32,259

Total	$6,848,981	$9,730,371

Casey Eichler
Cash Severance Attributable to Salary	$356,178	$356,178
Cash Severance Attributable to Bonus	265,000	265,000
Acceleration of Stock Options(1)	408,818	408,818
Acceleration of RSUs and PRSUs(2)	5,373,304	9,145,068
Continued Health Benefits(3)	27,247	27,247

Total	$6,430,547	$10,202,311

	Termination Without Cause (No change of control) ($)	Termination Without Cause (Within three months before or twelve months after change of control) ($)
Chan Lee
Cash Severance Attributable to Salary	$166,830	$333,659
Cash Severance Attributable to Bonus	250,000	250,000
Acceleration of Stock Options(1)	—	—
Acceleration of RSUs and PRSUs(2)	3,051,766	5,997,719
Continued Health Benefits(3)	18,331	18,331

Total	$3,486,927	$6,599,709

John Ju
Cash Severance Attributable to Salary	$152,471	$304,942
Cash Severance Attributable to Bonus	182,000	182,000
Acceleration of Stock Options(1)	—	—
Acceleration of RSUs and PRSUs(2)	1,623,871	3,261,781
Continued Health Benefits(3)	32,259	32,259

Total	$1,990,601	$3,780,982

John Young
Cash Severance Attributable to Salary	$136,873	$273,745
Cash Severance Attributable to Bonus	123,000	123,000
Acceleration of Stock Options(1)	—	—
Acceleration of RSUs and PRSUs(2)	926,409	1,671,359
Continued Health Benefits(3)	36,456	36,456

Total	$1,222,738	$2,104,560

(1)

The value of accelerated stock options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the fair market value of an ordinary share on the NASDAQ Global Market on January 31, 2022, which was $140.15, and the per share exercise price of the unvested shares subject to acceleration.

(2)

The value of accelerated RSUs and PRSUs was calculated by multiplying (x) the number of shares subject to acceleration by (y) the fair market value of an ordinary share on the NASDAQ Global Market on January 31, 2022, which was $140.15. The value of accelerated PRSUs assumes a payout at a level of 100% of target.

(3)

Represents the aggregate premium payments that would be required to be paid to or on behalf of the NEO to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of January 31, 2021) for the period available to the executive.

PAY RATIO DISCLOSURE

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee. As discussed above in the “Compensation Discussion and Analysis,” we are engaged in a very competitive industry, and our success depends on our ability to attract, motivate and retain highly qualified, talented and creative employees. Consistent with our executive compensation program, our global compensation program is designed to be competitive in terms of both the position and the geographic location in which an employee is located. Accordingly, our pay structures vary among our employees based on position and geographic location, with significant consideration given to local competitive market practices. We believe our compensation philosophy and process yield an equitable result for all of our employees.

As of January 31, 2022, the end of our fiscal year 2022, we had a total of 899 employees, of which approximately 27% were located in the U.S., primarily in Santa Clara, California, and 73% were located outside of the U.S., primarily in China and Taiwan.

Pay Ratio

During fiscal year 2022, the principal executive officer of Ambarella was our Chief Executive Officer, Dr. Feng-Ming (Fermi) Wang. For fiscal year 2022, the annual total compensation for Dr. Wang was $6,205,867, as disclosed under the Summary Compensation Table above, and the annual total compensation for our median employee was $105,607, calculated using the same methodology as applied for Dr. Wang in the Summary Compensation Table above, resulting in an estimated pay ratio of 59:1.

Identification of Median Employee

For purposes of identifying the median employee for fiscal year 2022, we considered the aggregate of all the following compensation elements for each of our employees, as compiled from our internal records as of January 31, 2022:

•	an estimate of the annual base salary or wages for fiscal year 2022;

•	bonuses or other cash incentives paid in fiscal year 2022; and

•	the grant date fair value of equity awards granted in fiscal year 2022.

We selected the above compensation elements because they represent Ambarella’s principal broad-based compensation elements. For purposes of identifying the median employee, any compensation paid in foreign currencies was converted to U.S. dollars based on the average of the monthly exchange rates for the twelve-month period ended January 31, 2022. In identifying the median employee, we did not make any cost-of-living adjustments or exclude any foreign jurisdictions in accordance with Item 402(u) of Regulation S-K.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to utilize different methodologies and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Ambarella’s equity compensation plans in effect as of January 31, 2022:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights		Weighted Average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders:
2004 Stock Plan(1)	6,395	(6)	$9.99		0
2012 Equity Incentive Plan(2)	2,362,302	(7)	$46.69		0
2012 Employee Stock Purchase Plan(3)	—		$—		2,624,704
2021 Equity Incentive Plan(4)	738,182	(8)	$—		4,186,789
Equity compensation plans not approved by security holders:
Oculii Corp. 2017 Stock Option Plan(5)	163,581	(9)	$23.10		0
TOTAL:	3,270,460		$40.08	(10)	6,811,493

(1)

Our Board of Directors adopted, and our shareholders approved, the 2004 Stock Plan, as amended, or 2004 Plan. The 2004 Plan was last amended on August 28, 2012. As a result of our initial public offering in October 2012 and the adoption of the 2012 Equity Incentive Plan at that time, we no longer grant awards under the 2004 Plan; however, all outstanding options issued pursuant to the 2004 Plan prior to our initial public offering continue to be governed by their existing terms.

(2)

Our Board of Directors adopted, and our shareholders approved, the 2012 Equity Incentive Plan, or 2012 Plan, which became effective in October 2012 in connection with our initial public offering. As a result of the adoption of the 2021 Equity Incentive Plan, or 2021 Plan, in 2021, we no longer grant awards under the 2012 Plan; however, all outstanding options and restricted stock unit awards issued pursuant to the 2012 Plan prior to adoption of the 2021 Plan continue to be governed by their existing terms.

(3)

Our Board of Directors adopted, and our shareholders approved, the 2012 Employee Stock Purchase Plan, or ESPP, which became effective in October 2012 in connection with our initial public offering. A total of 460,445 ordinary shares were initially authorized for issuance under the ESPP. The ESPP provides that the number of ordinary shares available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 1,500,000 ordinary shares, (ii) one and one-quarter percent (1.25%) of the outstanding ordinary shares on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by the Board.

(4)

Our Board of Directors adopted, and our shareholders approved, the 2021 Plan at our 2021 annual shareholder meeting. A total of 1,350,000 ordinary shares were initially authorized for issuance under the 2021 Plan, plus any shares reserved for issuance under the 2012 Plan that were not subject to outstanding awards at the time the 2021 Plan was approved by our shareholders and any shares which were subject to awards granted under the 2021 Plan and subsequently expire, terminate or are forfeited.

(5)

In connection with our acquisition of Oculii Corp. in November 2021, we assumed the Oculii Corp. 2017 Stock Option Plan, or 2017 Plan. No additional awards will be granted under the 2017 Plan. However, all outstanding stock options previously granted under the 2017 Plan will remain subject to the terms of the 2017 Plan and any outstanding stock options that are cancelled or forfeited due to failure to vest will immediately expire from the 2017 Plan.

(6)	Consists of options to purchase 6,395 shares.
(7)	Consists of 1,912,953 shares granted as restricted stock units and options to purchase 449,349 shares.
(8)	Consists of 738,182 shares granted as restricted stock units.
(9)	Consists of options to purchase 163,581 shares.
(10)	The weighted average exercise price does not take into account outstanding restricted stock units or restricted stock awards, which have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Ambarella’s ordinary shares as of March 1, 2022 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table (referred to in this Proxy Statement as our “named executive officers”); (iii) all executive officers and directors of Ambarella as a group; and (iv) all those known by Ambarella to be beneficial owners of more than five percent of its ordinary shares.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Shareholders:
BlackRock, Inc.(2)	3,505,323	9.4%
The Vanguard Group(3)	3,458,435	9.3%

Named Executive Officers and Directors:
Feng-Ming (Fermi) Wang(4)	822,364	2.2%
Leslie Kohn(5)	940,991	2.5%
Chan W. Lee(6)	93,879	*
Chi-Hong (John) Ju(7)	177,464	*
John Young(8)	64,875	*
Anne De Greef-Safft(9)	354	*
Hsaio-Wuen Hon(10)	18,192	*
Chenming C. Hu(11)	16,555	*
Teresa H. Meng(12)	6,606	*
Christopher B. Paisley(13)	34,568	*
D. Jeffrey Richardson(14)	23,405	*
Elizabeth M. Schwarting(15)	3,027	*
Andrew W. Verhalen(16)	83,900	*

All executive officers and directors as a group (16 persons) (17)	2,497,798	6.6%

*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors and, in the case of principal shareholders, Schedules 13G filed with the SEC prior to March 1, 2022. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Ambarella believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 37,309,151 of our ordinary shares outstanding on March 1, 2022. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, stock options held by that person that are currently exercisable or become exercisable within 60 days of March 1, 2022 and restricted stock unit awards held by that person that are subject to release within 60 days of March 1, 2022 are considered to be outstanding and beneficially owned by such person. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Pursuant to a Schedule 13G/A filed with the SEC on February 7, 2022, BlackRock, Inc. reported that as of December 31, 2021 it had sole voting power over 3,437,050 shares and sole dispositive power over 3,505,323 shares, and that its principal address is 55 East 52nd Street, New York, NY 10055. On April 8, 2022, BlackRock, Inc. filed a Schedule 13G/A reporting that it had sole voting power over 3,954,286 shares and sole dispositive power over 4,028,021 shares.

(3)

Pursuant to a Schedule 13G/A filed with the SEC on February 9, 2022, The Vanguard Group reported that as of December 31, 2021 it had shared voting power over 67,700 shares, sole dispositive power over 3,358,661 shares, and shared dispositive power over 99,774 shares, and that its principal address is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Includes (i) 86,000 shares that Dr. Wang has a right to acquire pursuant to outstanding options and (ii) 102,842 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2022.

(5)	Includes 82,905 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2022.
(6)	Includes 69,186 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2022.
(7)

Includes (i) 8,900 shares that may be acquired pursuant to outstanding options and (ii) 35,027 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2022.

(8)

Includes (i) 25,000 shares that may be acquired pursuant to outstanding options and (ii) 4,789 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2022.

(9)	Includes 354 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2022.
(10)	Includes 377 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2022.
(11)	Includes 377 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2022.
(12)	Includes 377 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2022.
(13)

Includes (i) 3,305 shares that may be acquired pursuant to outstanding options, and (ii) 377 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2022.

(14)

Includes (i) 8,0561 shares that may be acquired pursuant to outstanding options, and (ii) 377 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2022.

(15)	Includes 377 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2022.
(16)

Includes (i) 11,110 shares that may be acquired pursuant to outstanding options, (ii) 377 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2022, and (iii) 1,700 shares held in family trusts.

(17)

Includes an aggregate of 549,312 shares that our directors and executive officers have a right to acquire within 60 days of March 1, 2022 pursuant to outstanding options and restricted stock unit awards.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of each transaction since February 1, 2021 and each currently proposed transaction in which:

•	Ambarella has been or is to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our ordinary shares, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Indemnification Agreements with Executive Officers and Directors

Ambarella has entered into indemnification agreements with each of its directors and executive officers pursuant to which Ambarella has agreed to indemnify the directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer. These indemnification agreements and Ambarella’s memorandum and articles of association will indemnify each of our directors and officers to the fullest extent permitted by applicable Cayman Islands law.

Code of Conduct Policy and Procedures

In 2012, Ambarella adopted a formal written policy that became effective upon completion of Ambarella’s initial public offering that all executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of our ordinary shares and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction in which the aggregate amount involved will or may be expected exceed $120,000 in any calendar year with Ambarella without the prior consent of Ambarella’s audit committee, subject to the pre-approval exceptions described below. If advance approval is not feasible, then the related party transaction will be considered at the audit committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, the audit committee is to consider the relevant facts and circumstances including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has delegated to the chair of the audit committee the authority to pre-approve or ratify any request to enter into a transaction with a related party, in which the amount involved is less than $250,000 and where the chair is not the related party. The audit committee may also review certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000 including, employment of executive officers, director compensation, certain transactions with other organizations in which the relevant person is not an executive officer or beneficial owner of more than 10%, certain charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS

If a shareholder wishes to present a proposal to be included in our Proxy Statement for the 2023 Annual Meeting of Shareholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than December 28, 2022. Proposals we receive after that date will not be included in the Proxy Statement. We urge shareholders to submit proposals by Certified Mail - Return Receipt Requested.

A shareholder proposal not included in our proxy statement for the 2023 Annual Meeting of Shareholders will be ineligible for presentation at the 2023 Annual Meeting of Shareholders unless the shareholder gives timely notice of the proposal in writing to the Secretary of Ambarella at the principal executive offices of Ambarella. Under our articles of association, in order for a matter to be deemed properly presented by a shareholder, timely notice must be delivered to, or mailed and received by, us not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the one-year anniversary of the date of our proxy statement provided in connection with the previous year’s Annual Meeting of shareholders, which dates are December 28, 2022 and January 27, 2023, respectively, for the 2023 Annual Meeting of Shareholders; provided, however, that in the event that we did not hold an Annual Meeting in the prior year or if the date of the Annual Meeting is more than 30 days before or after the anniversary date of the prior year’s Annual Meeting, we must receive the shareholder’s notice not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of 90 days prior to the Annual Meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The shareholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the shareholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the shareholder; (d) any material interest of the shareholder in such business; and (e) any other information that is required to be provided by such shareholder pursuant to our articles of association or the proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

HOUSEHOLDING OF PROXY MATERIALS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding ordinary shares of Ambarella but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Notice of Internet Availability for our proxy materials until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single copy of the Notice of Internet Availability as a result of householding, and you would like to have separate copies mailed to you or if you receive multiple copies and would like to receive a single copy, please submit a request to Corporate Secretary, Ambarella, Inc., 3101 Jay Street, Santa Clara, California 95054 or make a request by e-mail at ir@ambarella.com, and we will promptly send you what you have requested. Shareholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 7, 2022

The notice of annual meeting, proxy statement and annual report are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

MICHAEL MOREHEAD

General Counsel and Secretary

April 27, 2022

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Q A Proposals — The Board of Directors recommend a vote FOR each of the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold For Withhold 01—Anne De Greef-Safft 02—Chenming C. Hu, Ph.D. 03—Feng-Ming (Fermi) Wang, Ph.D. For Against Abstain For Against Abstain 2. Ratification of PricewaterhouseCoopers LLP as the independent 3. Advisory vote to approve the compensation of Ambarella, Inc.’s registered public accounting firm of Ambarella, Inc. for the named executive officers. fiscal year ending January 31, 2023. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 03MPDB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.edocumentview.com/AMBA qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Q Proxy — Ambarella, Inc. Notice of 2022 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — June 7, 2022 Feng-Ming (Fermi) Wang and Michael Morehead, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Ambarella, Inc. to be held on June 7, 2022 or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner as directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors as described on the reverse side. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)